UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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CMS Bancorp, Inc.
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January 11, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of CMS Bancorp, Inc. (“CMS Bancorp”), the holding company of Community Mutual Savings Bank, which will be held on Thursday, February 23, 2012 at 3:00 p.m., Eastern Time, at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of CMS Bancorp and its subsidiary, Community Mutual Savings Bank, and you will have an opportunity to ask questions.

The Board of Directors of CMS Bancorp has determined that an affirmative vote on the matters to be considered at the Annual Meeting is in the best interests of CMS Bancorp and its shareholders and unanimously recommends a vote “FOR” these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting of Shareholders. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of CMS Bancorp and Community Mutual Savings Bank, we thank you for your continued support and look forward to seeing you at the 2012 Annual Meeting of Shareholders.

Sincerely yours,

Thomas G. Ferrara	John E. Ritacco
Chairman of the Board of Directors	President and Chief Executive Officer

CMS BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, February 23, 2012
Time:	3:00 p.m., Eastern Time
Place:	Crowne Plaza Hotel 66 Hale Avenue White Plains, New York 10601

You are invited to attend the meeting in person and if you do, you may cast your vote in person at the meeting. At our 2012 Annual Meeting of Shareholders, we will ask you to:

1.	Elect William P. Harrington, Susan A. Massaro and Matthew G. McCrosson to serve as directors for a term of office to expire in 2015 or until their successors are elected and qualified; and

2.	Ratify the appointment of ParenteBeard LLC as CMS Bancorp’s independent registered public accounting firm for the fiscal year ending September 30, 2012; and

3.	Consider an advisory vote regarding compensation paid by CMS Bancorp to its named executive officers, commonly referred to as a “Say on Pay” proposal; and

4.	Transact such other business as may properly come before the 2012 Annual Meeting of Shareholders and any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

The Board of Directors has fixed January 4, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the 2012 Annual Meeting of Shareholders and any adjournment or postponement thereof. Only shareholders of record at the close of business on January 4, 2012 will be entitled to notice of and to vote at the 2012 Annual Meeting of Shareholders and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 23, 2012:

•	The attached Proxy Statement and the CMS Bancorp, Inc. Annual Report for the fiscal year ended September 30, 2011 are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15310.

•

CMS Bancorp also makes available on its internet website (www.cmsbk.com) its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, all of its other filings made with the Securities and Exchange Commission, any

Statements of Changes of Beneficial Ownership (Form 4 Reports) filed by its directors and executive officers, the charters of the Audit, Compensation and Nominating Committees of the Board of Directors, and its Code of Ethics. Information contained on CMS Bancorp’s website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of CMS Bancorp’s other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that CMS Bancorp specifically so provides.

By Order of the Board of Directors,

Stephen E. Dowd
Senior Vice President, Chief Financial Officer and Secretary

White Plains, New York

January 11, 2012

You are cordially invited to attend the 2012 Annual Meeting of Shareholders. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the 2012 Annual Meeting of Shareholders.

CMS BANCORP, INC.

123 Main Street

White Plains, New York 10601

(914) 422-2700

PROXY STATEMENT FOR THE

2012 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on February 23, 2012

INFORMATION ABOUT THE ANNUAL MEETING

General

CMS Bancorp, Inc. (“CMS Bancorp”), a Delaware corporation, is registered as a savings and loan holding company with the Board of Governors of the Federal Reserve System (“Federal Reserve”) and owns all of the capital stock of Community Mutual Savings Bank (“Community Mutual”). CMS Bancorp’s common stock is listed on the NASDAQ Capital Market under the symbol “CMSB.” As used in this proxy statement, “we,” “us” and “our” refer to CMS Bancorp and its subsidiaries, unless the context requires otherwise. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the 2012 Annual Meeting of Shareholders (“Annual Meeting”). This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy card on or about January 11, 2012 to all shareholders entitled to vote. If you owned common stock of CMS Bancorp at the close of business on January 4, 2012, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 1,862,803 shares of common stock outstanding, each of which is entitled to one vote.

Voting Rights

You are entitled to one vote at the Annual Meeting for each share of the common stock of CMS Bancorp that you owned at the close of business on January 4, 2012.

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares “FOR” proposals 1, 2, and 3 as identified in the Notice of Annual Meeting of Shareholders.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than that listed in the Notice of Annual Meeting of Shareholders.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock of CMS Bancorp entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes, as defined below, to determine the number of shares present at the Annual Meeting.

Vote Required

Proposal 1: Election of Directors. To be elected, a nominee for director must receive a plurality of the votes cast at the Annual Meeting. If you do not vote for a nominee, or you indicate “withhold authority” for a nominee on your proxy card, your vote will not count “FOR” or “AGAINST” the nominee. You may not vote your shares cumulatively for the election of the director nominees.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. Approval of Proposal 2 requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If you abstain from voting, it will have the same effect as if your vote was cast against this proposal.

Proposal 3: Non-binding Advisory Vote on Executive Compensation (“Say on Pay”). Approval of Proposal 3 requires the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal, and will constitute the shareholders’ non-binding approval with respect to the compensation paid to our named executive officers. If you abstain from voting, it will have the same effect as if your vote was cast against this proposal.

Effect of Broker Non-Votes

If your broker holds shares that you own in “street name,” the broker may not vote your shares on Proposal 1 without receiving instructions from you. The broker may vote your shares on Proposal 2 even if the broker does not receive instructions from you. Your broker will not be able to vote your shares on Proposal 3 without instructions from you. If your broker does not vote on one or more of the proposals, this will constitute a “broker non-vote.” A broker non-vote will not be counted as having voted in person or by proxy and will not be considered entitled to vote for the proposal and, thus, will have no effect on the outcome of the election of the directors, the ratification of the appointment of our independent registered public accounting firm, or Proposal 3.

Revoking Your Proxy

You may revoke your grant of proxy at any time before it is voted by:

•	filing a written revocation of the proxy with the Secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending the Annual Meeting, filing a written revocation with the Secretary of the Annual Meeting, and thereafter voting in person at the Annual Meeting.

If your shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of CMS Bancorp.

Solicitation of Proxies

CMS Bancorp will pay the costs of soliciting proxies from its shareholders. Directors, officers or employees of CMS Bancorp and Community Mutual may solicit proxies by mail, telephone and other forms of communication. We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Obtaining an Annual Report on Form 10-K

Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports are available free of charge from our website, www.cmsbk.com, in the Investor Relations section under “SEC Filings.” These reports are also available on the U.S. Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, we will send you one (without exhibits) free of charge. Please send a request for a copy of the annual report to us at our principal executive offices: CMS Bancorp, Inc., Attn: Corporate Secretary, 123 Main Street, White Plains, New York 10601.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of CMS Bancorp

The following table contains common stock ownership information for persons known to CMS Bancorp to “beneficially own” 5% or more of CMS Bancorp’s common stock as of January 4, 2012. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares that an individual has the right to acquire within 60 days (such as stock options) after January 4, 2012. Two or more persons may be considered the beneficial owner of the same shares. CMS Bancorp obtained the information provided in the following table from filings with the SEC and from its corporate records.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

Common Stock, par value $0.01 per share	Roger Feldman and Harvey Hanerfeld 1919 Pennsylvania Ave., NW Suite 725 Washington, DC 20006	170,188	(1)	9.14%

Common Stock, par value $0.01 per share	Employee Stock Ownership Plan of CMS Bancorp, Inc. 123 Main Street White Plains, NY 10601	164,413	(2)	8.83%

Common Stock, par value $0.01 per share	Cross River Capital Management LLP 90 Grove Street, Suite 201 Ridgefield, CT 06877	157,462	(3)	8.45%

(1)	Based on information reported by Roger Feldman and Harvey Hanerfeld on a Schedule 13G/A filed with the SEC on February 13, 2009. As sole owners and managing members of West Creek Capital, LLC, a Delaware limited liability company (formerly West Creek Capital, L.P., a Delaware limited partnership) that is the investment adviser to (i) West Creek Partners Fund L.P., a Delaware limited partnership (“Partners Fund”), and (ii) WC Select L.P., a Delaware limited partnership (“Select”), Mr. Feldman and Mr. Hanerfeld may be deemed to have the shared power to direct the voting and disposition of the 53,680 shares of Common Stock owned by Partners Fund, and the 114,299 shares of Common Stock owned by Select. In addition to the shared beneficial ownership amount of 167,979 shares, the amount reported in the table above also includes the shares held by each of Roger Feldman and Harvey Hanerfeld individually where each person has sole dispositive power. Specifically, Roger Feldman has the sole power to vote or direct the voting of and to dispose and to direct the disposition of the 1,104 shares beneficially owned by him as an individual, and Harvey Hanerfeld has the sole power to vote or direct the voting of and to dispose and to direct the disposition of the 1,105 shares beneficially owned by him as an individual.
(2)

The Employee Stock Ownership Plan of CMS Bancorp, Inc. (the “ESOP”) is a tax qualified employee stock ownership plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with individual accounts for the accrued benefits of participating employees and their beneficiaries. The ESOP’s assets are held in trust by First Bankers Trust Services, Inc., as plan trustee (the “Plan Trustee”). The number of shares listed as beneficially owned represents the entire number of shares of CMS Bancorp common stock held by the Plan Trustee as of January 4, 2012. As of January 4, 2012, 26,032 shares of CMS Bancorp common stock had been allocated to individual accounts established for participating employees and their beneficiaries, and 138,381 shares were held, unallocated, for allocation in future years. In general, participating employees and their beneficiaries have the power and authority to direct the voting of shares of CMS Bancorp common stock allocated to their individual accounts. The ESOP, through the Plan Trustee, has shared voting power over unallocated CMS Bancorp common stock. Any unallocated CMS Bancorp common stock is generally required to be voted by the Plan Trustee in the same proportion as CMS Bancorp common stock which has been allocated to Participants is directed to be voted. The reporting person, through the Plan Trustee shares dispositive power over all unallocated CMS Bancorp common stock held by the ESOP. The ESOP, acting through the Plan Trustee shares dispositive power over allocated CMS Bancorp common stock with participating employees and their beneficiaries, who have the right to determine whether CMS Bancorp common stock allocated to their respective accounts will be tendered in response to a tender offer but otherwise have no dispositive power. Any unallocated CMS Bancorp common stock is generally required to be tendered by the Plan Trustee in the same proportion as CMS Bancorp common stock which has been allocated to Participants is directed to be tendered. In limited circumstances, ERISA may confer upon the Plan Trustee the power and duty to control the voting and tendering of CMS Bancorp common stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. The ESOP disclaims voting power with respect to such allocated CMS Bancorp common stock.
(3)	Based on information reported by Cross River Capital Management LLP, Cross River Partners LP and Richard Murphy on a Schedule 13G/A filed with the SEC on February 14, 2011, which reported shared voting power with respect to 157,462 shares.

Security Ownership of Directors and Management

The following table shows the number of shares of CMS Bancorp’s common stock beneficially owned by each director, each executive officer appearing in the “Summary Compensation Table,” and all directors and executive officers of CMS Bancorp as a group, as of January 4, 2012. In general, beneficial ownership includes those shares that a person has the power to vote, sell or otherwise dispose of. Beneficial ownership also includes that number of shares that an individual has the right to acquire (such as upon the exercise of stock options) within 60 days after January 4, 2012. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to his or her name.

Title of Class	Name of Beneficial Owner and Position with CMS Bancorp	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding
Common Stock, par value $0.01 per share	William V. Cuddy, Jr., Director	40,800	(3)	2.18%
Common Stock, par value $0.01 per share	Stephen E. Dowd, Senior Vice President and Chief Financial Officer	35,985	(4)	1.91%
Common Stock, par value $0.01 per share	Thomas G. Ferrara, Chairman	39,500	(5)	2.11%
Common Stock, par value $0.01 per share	William P. Harrington, Director	11,692		*
Common Stock, par value $0.01 per share	Susan A. Massaro, Director	22,095		1.18%
Common Stock, par value $0.01 per share	Cheri R. Mazza, Director	15,600	(6)	*
Common Stock, par value $0.01 per share	Matthew G. McCrosson, Director	17,904	(7)	*
Common Stock, par value $0.01 per share	William M. Mooney, Jr., Director	2,000		*
Common Stock, par value $0.01 per share	John E. Ritacco, President, Chief Executive Officer and Director	74,783	(8)	3.93%
Common Stock, par value $0.01 per share	Gerry Ryan, Director	4,333		*
Common Stock, par value $0.01 per share	Christopher Strauss, Senior Vice President and Senior Lending Officer	32,883	(9)	1.75%
Common Stock, par value $0.01 per share	Robert P. Weisz, Director	79,329	(10)	4.26%
Common Stock, par value $0.01 per share	Mauro C. Romita, Director	5,747	(11)	*

	All Executive Officers and Directors as a Group (13 Persons)	382,651		19.43%

*	Less than 1.0% of the total outstanding shares of common stock.
(1)	Based on a total of 1,862,803 shares of CMS Bancorp’s common stock outstanding (including shares held for the CMS Bancorp, Inc. 2007 Recognition and Retention Plan (the “RRP”) by the trustee) as of January 4, 2012.
(2)	Includes unvested shares of restricted stock awards held in trust as part of the RRP, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Cuddy – 400 shares; Mr. Dowd – 4,885 shares; Mr. Ferrara – 822 shares; Mr. Harrington – 1,600 shares; Ms. Massaro – 400 shares; Ms. Mazza – 400 shares; Mr. McCrosson – 400 shares; Mr. Ritacco – 4,110 shares; Mr. Weisz 2,000 shares and Mr. Strauss – 5,003 shares. Includes vested options to purchase shares of common stock at $10.12 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Cuddy – 3,600 shares; Mr. Dowd – 13,200 shares; Mr. Ferrara – 6,165 shares; Ms. Massaro – 3,600 shares; Ms. Mazza – 3,600 shares; Mr. McCrosson – 3,600 shares; Mr. Ritacco – 30,827 shares; and Mr. Strauss – 13,200 shares. Includes vested options to purchase shares of common stock at $7.25 per share as part of the CMS Bancorp, Inc. 2007 Stock Option Plan as follows: Mr. Dowd – 500 shares; and Mr. Strauss – 500 shares.
(3)	Includes 10,000 shares held in the name of Mr. Cuddy’s spouse.
(4)	Includes 3,000 shares held in an individual retirement account (“IRA”) for the benefit of Mr. Dowd.
(5)	Includes 2,852 shares held by Future Value Associates, Ltd., 21,492 shares held in an IRA for the benefit of Mr. Ferrara, and 50 shares held in the name of each of Mr. Ferrara’s three daughters (150 shares total).
(6)	Includes 4,800 shares held in an IRA for the benefit of Ms. Mazza.
(7)	Includes 1,650 shares held in a SEP for the benefit of Mr. McCrosson.
(8)	Includes 10,325 shares held in an IRA for the benefit of Mr. Ritacco, 1,390 shares held in an IRA for the benefit of Mr. Ritacco’s spouse, 225 shares held in the name of Mr. Ritacco’s daughter and 100 shares held in the name of Mr. Ritacco’s son. 16,441 vested shares awarded under the RRP are pledged as collateral for a margin loan.
(9)	Includes 1,230 shares held in an IRA for the benefit of Mr. Strauss and 8,500 shares are pledged as collateral for a loan.
(10)	Includes 77,329 shares held in the name of 800-60 Westchester Avenue LLC, a company owned by Mr. Weisz.
(11)	Held in the name of Mauro C. Romita Revocable Trust dated May 13, 2011. Mr. Romita is the sole trustee and has sole voting and investment control over the trust, and can benefit from the trust in its entirety.

PROPOSAL 1

ELECTION OF DIRECTORS

GENERAL

Nominees	Term to Expire

William P. Harrington	2015

Susan A. Massaro	2015

Matthew G. McCrosson	2015

Directors Harrington, Massaro and McCrosson are currently serving on our Board of Directors. If elected, each of them will continue to hold office until the annual meeting in 2015 or until their successors have been elected and qualified. Each of the nominees has consented to being named in this proxy statement, and to serve if elected.

If, for any reason, any of the nominees proves unable or unwilling to stand for election, the Board of Directors will nominate alternates or reduce the size of the Board of Directors to eliminate the vacancy and, if any of the nominees is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. The Board of Directors has no reason to believe that any of its nominees would prove unable to serve if elected.

Nominees and Continuing Directors

Nominees	Age(1)	Position with CMS Bancorp	Director Since(2)	Term Expires
William P. Harrington	54	Director	2009	2012
Susan A. Massaro	55	Director	1998	2012
Matthew G. McCrosson	61	Director	2004	2012

Continuing Directors
Thomas G. Ferrara	56	Chairman	1993	2013
Cheri R. Mazza	53	Director	2006	2013
John E. Ritacco	57	President, Chief Executive Officer and Director	2005	2013
Mauro C. Romita	72	Director	2011	2013
William M. Mooney, Jr.	71	Director	2011	2014
Gerry Ryan	47	Director	2011	2014
Robert P. Weisz	58	Director	2010	2014
William V. Cuddy, Jr.	52	Director	1994	2014

(1)	As of September 30, 2011.
(2)	Includes service as a trustee of Community Mutual prior to the formation of CMS Bancorp in 2007, if applicable.

DIRECTOR AND OFFICER BIOGRAPHICAL INFORMATION

The principal occupation and business experience of each director are set forth below. Unless otherwise indicated, each of the following persons has held his or her present position for the last five years. Moreover, unless otherwise indicated, no company or organization at which a director is principally employed is a parent, subsidiary or affiliate of CMS Bancorp.

Nominees

William P. Harrington is a Partner and Chairman of the Management Committee of Bleakley Platt & Schmidt, LLP, a full service law firm with offices in White Plains, New York and Greenwich, Connecticut. Mr. Harrington has been employed with Bleakley Platt & Schmidt, LLP since August of 1983. He is also the head of the Litigation and Toxic Tort/Complex Litigation Practice Groups, member of the Environmental Practice Group, and member of the firm’s Executive Committee. Mr. Harrington is the Chairman of the Westchester County Association and a member of the Board of Trustees of Elizabeth Seton Pediatric Center, St. Joseph’s Seminary and College, The Friendly Sons of St. Patrick in the County of Westchester, Inner City Scholarship Fund of the Archdiocese of New York, Dominican Sisters of Hope Health System, Capuchin Franciscans of the Province of St. Mary, and Knights of St. Patrick. He is also a member of the Board of Directors of TBS International, Ltd (“TBSI”), a NASDAQ-listed company, and serves as TBSI’s Lead Independent Director and the Chair of its Governance Committee.

The Board of Directors values Mr. Harrington’s depth of legal experience as an attorney for over 27 years representing significant regional and national clients in commercial, environmental, labor and land use litigation, which has provided Mr. Harrington with a strong familiarity with Community Mutual’s target market, its constituents and potential clients. Mr. Harrington’s extensive participation as a member of the various charitable and business organizations mentioned above has enabled Mr. Harrington to develop personal relationships throughout the region with significant business leaders, and has allowed Mr. Harrington to also develop an enhanced knowledge of the local community which is necessary for Community Mutual’s growth and success. Mr. Harrington’s strong financial analytical skills regarding business management, stability and growth make him a valuable member of the Board of Directors.

Susan A. Massaro has been Executive Vice President, Professional Services of Scivantage, Inc. a provider of brokerage solutions, and predecessor company Nova Corporation since 2001; and Senior Vice President, Internet Solutions of Qwest Communications and predecessor company Icon CMT Corp. from 1996 to 2001. Ms. Massaro also worked for Data General Corporation from 1979 to 1996 in various information technology technical and management capacities, ending as Director of U.S. Professional Services. Ms. Massaro is an information technology professional with extensive executive-level business and financial operations leadership and management experience in IT service delivery and consulting services.

The Board of Directors values Ms. Massaro’s experience in leveraging software solutions and technologies to practically, efficiently and economically manage and grow business, which enables her to advise CMS Bancorp in the areas of operations, compliance and IT security. With her significant experience in managing large organizations, corporate compensation, staff evaluation and human resources, Ms. Massaro provides leadership to the Board of Directors’ Compensation Committee. Combining these skills with the experience she brings with emerging company environments and in leading due diligence efforts for potential acquisitions with several completed transactions and assimilations, Ms. Massaro contributes considerably to the strategic matters and risk management issues that are subjects of focus for the Board of Directors.

Matthew G. McCrosson is a partner in charge of consulting for O’Connor, Davies, Munns & Dobbins LLP (“ODMD”) Accountants and Consultants, where he has been employed since 2000. Mr. McCrosson provides performance improvement based advisory services in addition to organizational and operational reviews. He has assisted many clients in reviewing their technology platforms in terms of alternative systems and system selection and implementation coordination. He also leads ODMD Internal Audit practice initiatives. Prior to joining ODMD in 2000, Mr. McCrosson was with KPMG Consulting, in the firm’s Public Services line of business. Earlier in his career, Mr. McCrosson served as chief financial officer or chief operating officer of several national and regional not-for-profit organizations. He holds a BS in accounting and MBA in finance with a second MBA concentration in information systems from Manhattan College, where he serves in the Mentor Program. Mr. McCrosson serves on the Boards of the Business Council of Westchester and Westchester Community College Foundation. He is Chairman of the Westchester Community Foundation.

The Board of Directors values Mr. McCrosson’s financial expertise and diversity of business experience in the technological arena, among other qualities. Mr. McCrosson is one of two directors on the Board of Directors designated as an “audit committee financial expert,” as that term is defined by SEC regulations. Mr. McCrosson’s unique combination of financial and accounting expertise and knowledge of technology matters makes him an invaluable member of the Board of Directors.

Continuing Directors

William V. Cuddy, Jr. serves as Executive Vice President of CBRE Group, Inc., providing commercial real estate brokerage and consulting services to regional and national clients for over 29 years. He leads a team of professionals in providing corporate real estate services including tenant representation (regional and national), as well as agency sales and leasing. CB Richard Ellis has recognized Mr. Cuddy as its top producing broker numerous times and he was awarded the NAIOP Deal of the Year five times for various sales and lease transactions.

Mr. Cuddy’s present and past leadership positions have included serving as a director of The Burke Hospital Foundation since 2009; director of The Burke Research Institute since 2006; and Director (2001-2009) and Past President of The Burke Rehabilitation Hospital (2007-2009); Member, Board of Stewards and Past President (2007) with the Friendly Sons of St. Patrick in Westchester County; Board member at Mercy College (1996-2005); and Director of the Westchester County Association (WCA) since 2010. Mr. Cuddy is also currently serving as Chairman of the WCA Economic Development Task Force.

The Board of Directors values the depth of Mr. Cuddy’s background and expertise in real estate matters. In particular, Mr. Cuddy provides CMS Bancorp and Community Mutual with an extensive knowledge of the regional commercial real estate market, and provides valuable assistance in fostering relationships with owners, investors, developers and the corporate community. Mr. Cuddy is also valued for his marketing and transaction skills.

Thomas G. Ferrara has been Chairman of the Board of Directors of Community Mutual since January 2005. Since 1994, Mr. Ferrara has been President of Future Value Associates, Ltd., a consulting firm for 401(k) plans, benefit plans, estate planning, insurance, variable annuities and mutual funds. He is also a Registered Representative with Park Avenue Securities LLC, an SEC-registered investment advisor and broker-dealer. He is also a licensed property and casualty broker in the State of New York. Mr. Ferrara holds an undergraduate degree in Commerce from Niagara University. He received his Master of Business Administration from Pace University. He serves on the Boards of Calvary Hospital, The Fred S. Keller School, The Pound Ridge Library Foundation, The Westchester Neuroscience Foundation, The Archbishop John Cardinal O’Connor School and the White Plains Family YMCA. He has also been a

Director of The National Corvette Museum in Bowling Green, Kentucky. In addition, Mr. Ferrara’s civic activities have included coaching girl’s basketball for the local Catholic Youth Organization, serving on the Parents’ Executive Council of Loyola College in Maryland, as well as the Inner City School Fund for the Cardinal’s Committee for the Archdiocese of New York. Mr. Ferrara is also an active alumnus with Niagara University.

Mr. Ferrara is an experienced financial advisor, insurance broker, and benefits consultant with over 30 years in the respective industries. He also has academic credentials at the graduate level. The Board of Directors values Mr. Ferrara’s background and expertise in three areas in particular: networking on behalf of Community Mutual within the Westchester and New York Metropolitan area for business referrals; enhancing the knowledge base of Community Mutual’s management team with respect to the benefit and risk management aspects of the operations; and assisting in maintaining a solid, transparent, and proactive relationship with Community Mutual’s federal regulators on an ongoing basis. Mr. Ferrara’s depth of business and financial experience as well as his strong leadership skills make him well-suited for the position for Chairman of the Board of Directors.

Cheri R. Mazza, Ph.D. is an Associate Professor of Accounting for the John F. Welch School of Business at Sacred Heart University in Fairfield, CT. Prior to joining Sacred Heart, she was a professor at Fordham University (2000-2009) and a project manager (1994-2000) for the Financial Accounting Standards Board (FASB). Dr. Mazza also has experience in the corporate taxation area of public accounting. She is a Certified Public Accountant (CPA) and a Certified Management Accountant (CMA).

Dr. Mazza’s research encompasses issues in contemporary financial reporting, standard setting, and quality of earnings. She has published numerous articles in academic and professional journals including The Accounting Review, Accounting Horizons, Journal of Behavioral Finance, Journal of Accountancy, Financial Analyst’s Journal, and The Journal of Corporate Accounting and Finance. In addition, she co-authored three financial accounting portfolios for The Bureau of National Affairs.

Dr. Mazza is a highly educated and experienced accounting professional who brings a wealth of knowledge to the Board of Directors in the financial accounting area. Her extensive experience in teaching, research, and standard setting provides CMS Bancorp and Community Mutual with a high level of expertise in matters related to financial reporting and the application of generally accepted accounting principles all of which enhance her leadership as Chairperson of the Audit Committee. Dr. Mazza’s significant experience gained through, among other qualifications, six years with FASB in standard setting, her Ph.D. in accounting, and academic experience in both teaching and research make Dr. Mazza an invaluable member of the Board of Directors.

William M. Mooney, Jr., is President of The Westchester County Association, a business-based membership organization committed to addressing public policy issues with respect to business advocacy and economic development on behalf of the region’s corporate and not-for-profit organizations. Under Mr. Mooney’s leadership, The Westchester County Association has been an effective advocate for business on important issues including healthcare reform and property taxes. He was recently selected by Governor Andrew M. Cuomo to serve on the Mandate Relief Redesign Team. Mr. Mooney has been a director of Debt Resolve, Inc., a NASDAQ-listed company, since April 2003.

Before being elected as President of The Westchester County Association in 2004, Mr. Mooney had a long and distinguished career in the banking industry, most recently at Independence Community Bank where he was responsible for all business activities in Westchester and Connecticut. Prior to that he held senior executive positions with Union State Bank, where he managed retail banking activities and business development, and Chase Manhattan Bank and Chemical Bank, where he was responsible for all retail and small business activities in the New York metropolitan area. He also served as President and CEO of Hudson Valley Bank. He began his banking career with Citibank.

Mr. Mooney is a valued member of the Board of Directors for his contributions as an experienced business leader in the banking sector as well as his deep-rooted community ties. In addition to his business leadership experience, Mr. Mooney is deeply committed to the community through his many philanthropic activities with not-for-profit and educational organizations. He has served as a chairman of the board of numerous organizations including United Way of Westchester and Putnam Counties, St. Thomas Aquinas College, The Westchester County Association, American Heart Walk, Westchester Partnership for Economic Development, CYO Rockland County, Red Cross Rockland County and Rockland Center for the Arts.

John E. Ritacco’s banking career spans more than three decades serving in various management and executive positions for major financial institutions. Mr. Ritacco has served as the President and Chief Executive Officer of Community Mutual since 2005 and serves as a member of the Board of Directors of both CMS Bancorp and Community Mutual. Mr. Ritacco is actively involved in numerous Westchester County charitable organizations, having served on the Board of the March of Dimes and Junior Achievement of Hudson Valley where he was the Chairman of the Board from 2003-2005. Currently Mr. Ritacco serves on the Board of the Westchester County Association, the largest business association in Westchester County. Mr. Ritacco is a graduate of the University of Rhode Island where he earned a Bachelor of Arts Degree in History/Political Science in 1976.

Mr. Ritacco possesses a far-ranging depth of experience in the financial services industry, having worked for several financial institutions in various capacities including retail banking, small business and corporate lending, corporate finance and sales management. His extensive knowledge of the industry and strong leadership skills provide CMS Bancorp and Community Mutual with invaluable leadership, insight and guidance into the business and regulatory requirements of today’s banking environment.

Mauro C. Romita is President and Chief Operating Officer of Castle Oil Corporation (“Castle”). He joined Castle in 1968 after practicing law in New York City. The company is the largest independent owner-operator of petroleum terminals and distributor of fuel oil in the New York metropolitan area. Mr. Romita oversees the operations of all domestic and international areas of Castle and its subsidiaries, including product supply and marketing, sales, terminals, trucking operations, service, and administrative functions. Mr. Romita earned his Bachelor of Arts degree in 1961 from Iona College, where he majored in Spanish language and literature with a minor concentration in Italian literature. In 1965, he received his Juris Doctor degree from New York Law School. He is admitted to practice in the State of New York. In addition to his responsibilities at Castle, Mr. Romita is a dedicated participant in diverse educational and charitable organizations and has been a recipient of numerous awards and accolades.

Mr. Romita’s vast business experience and contacts in Westchester County, the primary target area for CMS Bancorp, and his high level of participation in numerous charitable, educational and civic organizations has enabled Mr. Romita to develop personal relationships throughout the region with significant business leaders, and has allowed Mr. Romita to also develop an enhanced knowledge of the local community which is necessary for Community Mutual’s growth and success. Mr. Romita’s strong financial analytical skills regarding business management, stability and growth make him a valuable member of the Board of Directors.

Gerry Ryan is President and Chief Executive Officer of DGC Capital Contracting Corp., a premier contractor serving the retail and commercial sectors. Based in Mount Vernon, NY, the company provides construction services for a wide range of retail and commercial uses including supermarkets, hotels, offices, department stores, banks, home building supply stores, gyms and restaurants. The company also provides construction services for institutions including medical centers, public schools, colleges and libraries.

Born and raised in Ireland, Mr. Ryan immigrated to the U.S. in 1985. Over the years, he along with his partners, went on to start several construction companies. In 1996, they formed Discover General Contracting which later merged with Capital Installation Corp. to create today’s DGC Capital Contracting Corp.

Mr. Ryan is actively involved in the local community serving as Chairman of the Mount Vernon Chamber of Commerce. He also serves on the board of the Mamaroneck International Jazz Festival which debuts this year. In 2002, Mr. Ryan was recognized for his work with the Fulfilling a Dream Fund by being awarded for the second time the prestigious Ernst & Young Entrepreneur of the Year Award.

The Board of Directors values the depth of Mr. Ryan’s leadership skills as well as background and diverse viewpoint regarding real estate construction matters. In particular, Mr. Ryan provides CMS Bancorp and Community Mutual with an extensive knowledge of the real estate construction market, and provides valuable assistance in building relationships with owners, investors, developers and the corporate community. Mr. Ryan is also valued by the Board of Directors for his marketing and transaction skills.

Mr. Robert Weisz is Chairman and Chief Executive Officer of the RPW Group, Inc., the largest private owner of Class “A” office buildings in Westchester County, as well as one of the largest land holders in Westchester, NY. RPW Group, Inc. was founded in 1979 by Mr. Weisz and is a fully integrated real estate organization providing ownership, in-house management, construction, and maintenance of all of its buildings. Mr. Weisz serves on the Board of Directors of the Westchester County Association, New Rochelle Police Foundation, Arts of Westchester, and Mount Vernon Chamber of Commerce. He is also Chairman of the Board of Reaching U, a non-profit organization located in the U.S. which works for low-income mothers and children in Uruguay.

In addition to Mr. Weisz’s expertise in property development and construction management, the Board of Directors values the extensive leadership and business experience that Mr. Weisz brings to the Board of Directors, in large part due to Mr. Weisz’s current role as Chairman and Chief Executive Officer of the RPW Group, Inc. Mr. Weisz has evaluated the credit of over 300 tenants and has been involved in acquisitions in excess of half a billion dollars in assets, the knowledge and experience of which is immediately pertinent to the work and focus of the Board of Directors.

Executive Officers Who are Not Directors

Biographical information and the business experience of each non-director executive officer of CMS Bancorp are set forth below.

Stephen Dowd, age 57, has served as Senior Vice President and Chief Financial Officer of CMS Bancorp and Community Mutual since October 2005. Mr. Dowd has extensive experience in finance, having served as the chief financial officer of a technology consulting firm from 1999 to 2005. From 1990 to 1999, Mr. Dowd held various accounting and finance positions at ASARCO, a publicly held international mining company. Prior to that, Mr. Dowd was a senior manager at Ernst and Young, in the New York and White Plains offices, where he served clients in numerous industries, including banking.

Christopher Strauss, age 68, has served as Senior Vice President and Senior Lending Officer, Compliance Officer and Bank Secrecy Act (“BSA”) Officer of CMS Bancorp and Community Mutual since October 2005. Mr. Strauss was promoted to the position of Executive Vice President of

Community Mutual in June 2011. From March 2004 to September 2005, Mr. Strauss was Vice President of Credit Administration at Union State Bank, where he managed the credit underwriting process in the bank’s Westchester Loan Center originating commercial and industrial and commercial real estate loans. From 2001 to March 2004, Mr. Strauss was Senior Vice President and Senior Lending Officer at Reliance Bank in White Plains, New York, where he managed all aspects of the bank’s lending, including underwriting and credit decisions on all new and renewing loans, pricing and structuring on new and renewing loans, loan servicing, credit grading, and loan collection. In addition, he acted as Reliance Bank’s Compliance Officer, managing the bank’s compliance program to include all lending, branch operations and BSA requirements.

INFORMATION ABOUT THE BOARD OF DIRECTORS

General

CMS Bancorp’s Board of Directors currently consists of eleven members. In 2011, the Board of Directors of CMS Bancorp voted to increase the size of the Board of Directors from eight to eleven directors, creating three new positions, two in the class whose term expires at the 2014 annual meeting, and one in the class whose term expires at the 2013 annual meeting. Mr. Mooney, Mr. Ryan and Mr. Romita, respectively, were elected to the Board of Directors to fill these new positions.

CMS Bancorp’s charter provides that the Board of Directors is divided into three classes, as nearly equal in number as possible. The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending meetings of the Board of Directors. Our directors also discuss business and other matters with the Chairman of the Board of Directors, other key executives, and our principal external advisers, including legal counsel, auditors, financial advisors, and other consultants.

Meetings of the Board of Directors

The Board of Directors held a total of 10 regular meetings during the fiscal year ended September 30, 2011. Each incumbent director attended at least 75% of the meetings of the Board of Directors held during the time in which he or she served as director, plus meetings of committees on which that particular director served during this period.

Independent Directors

CMS Bancorp uses The NASDAQ Stock Market’s definition of “independence” to determine the independence of its directors. The Board of Directors has determined that each person who served as a director during fiscal year 2011 except for Mr. Ritacco qualified as an “independent” director under The NASDAQ Stock Market’s rules during his or her term of service. In making determinations regarding director independence, the Board of Directors considers the corporate governance standards for independence set forth in The NASDAQ Stock Market Listing Rules (including the more stringent requirements for audit committee members) and all relevant facts and circumstances related to the director, including any transactions between CMS Bancorp or Community Mutual and the director or a related interest of the director, including the following:

•	whether the director has accepted, or has a family member who has accepted, any compensation from CMS Bancorp or Community Mutual in excess of $120,000 within the preceding three years; and

•

whether the director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which CMS Bancorp or Community Mutual made, or from which CMS Bancorp or Community Mutual received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of CMS Bancorp’s or Community Mutual’s consolidated gross revenues for that year, or $200,000, whichever is more.

Consistent with The NASDAQ Stock Market’s rules, independent directors meet in regularly scheduled executive sessions without Mr. Ritacco. The independent directors selected Thomas G. Ferrara to serve as the presiding director at the executive sessions for the 2011 fiscal year. The presiding director takes a lead role in the Board of Directors’ self-evaluation process.

The NASDAQ Stock Market’s rules, as well as SEC rules, impose additional independence standards for all members of the Audit Committee. In February 2011, CMS Bancorp discovered that one of the five members of its audit committee at the time, William P. Harrington, did not meet the independence requirements for audit committee service. Upon such discovery, Mr. Harrington immediately withdrew from the audit committee. CMS Bancorp’s Board of Directors has determined that the current members of the Audit Committee meet the additional, more stringent standards for independence.

Committees of the Board of Directors

The CMS Bancorp Board of Directors has established the following committees:

Executive Committee. The Executive Committee of our Board of Directors exercises the powers of the Board of Directors between board meetings. Directors Ferrara (chair), Cuddy, Massaro, Mazza, Weisz and Ritacco (ex officio) serve on the Executive Committee.

Audit Committee. Directors Ferrara, Massaro, Mazza (chair) and McCrosson serve on the Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our independent auditors, and internal auditors, and reports any substantive issues found during the audits to the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of our independent auditors. The Audit Committee reviews and approves all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee. Each of Directors Mazza and McCrosson qualifies as an “audit committee financial expert,” as that term is defined by SEC regulations, and the Board of Directors has designated them as such. A copy of the current Audit Committee charter is available on our website at www.cmsbk.com, under the Investor Relations tab. The Committee met four times in the fiscal year ended September 30, 2011.

Compensation Committee. The Compensation Committee of the Board of Directors assesses the structure of the management team and the overall performance of CMS Bancorp and Community Mutual. The Compensation Committee recommends the compensation of the Chief Executive Officer for approval by the Board of Directors, approves the compensation of other officers who are senior managers and determines compensation and benefits to be paid to employees of CMS Bancorp and Community Mutual. The committee also recommends, for approval by the Board of Directors, the compensation to be paid to directors. The Compensation Committee is chaired by Director Massaro with Directors Cuddy, Ferrara and Weisz serving as members. In addition, Mr. Ritacco advises the Compensation Committee with respect to executive compensation matters other than his compensation as Chief Executive Officer. Mr. Ritacco does not participate in the Compensation Committee’s deliberations regarding executive compensation nor does he serve on the Compensation Committee. The Compensation Committee’s functions are generally non-delegable. The Compensation Committee met four times in the fiscal year ended September 30, 2011.

The Compensation Committee believes that its processes and oversight should be directed toward attracting, retaining and motivating employees and non-employee directors to promote and advance the interests and strategic goals of CMS Bancorp. When requested by the Compensation Committee, the Chief Executive Officer will provide information and may participate in discussions regarding compensation of other executive officers. The Compensation Committee from time to time utilizes the services of the outside compensation consulting firm of Towers Perrin to assist in determining compensation, but also considers other general industry information and trends, if available. The committee did not consult with Towers Perrin during fiscal year 2011. A copy of the current Compensation Committee charter is available on our website at www.cmsbk.com, under the Investor Relations tab.

The Compensation Committee acts as the ESOP Committee, and meets to review CMS Bancorp’s ESOP. The Compensation Committee also acts as the “Stock Option Plan Committee” and the “Retention and Recognition Plan Committee” in administering the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan, respectively.

Nominating Committee. The Nominating Committee meets to recommend the nomination of Directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating Committee will consider recommendations from shareholders if submitted in a timely manner in accordance with the procedures established in the Bylaws and will apply the same criteria to all persons being considered. Directors Ferrara (chair), Harrington, McCrosson and Weisz serve on the Nominating Committee. A copy of the current Nominating Committee charter is available on our website at www.cmsbk.com, under the Investor Relations tab.

CMS Bancorp’s Bylaws prescribe the procedures and timeframes that a shareholder must follow to nominate directors for election. Nominations of individuals for election to the Board of Directors at an annual meeting of shareholders may be made by any shareholder of record of CMS Bancorp entitled to vote for the election of directors at such meeting who provides timely notice in writing to the Secretary of CMS Bancorp as set forth in Section 12 of CMS Bancorp’s Bylaws. To be timely, a shareholder’s notice must be delivered to or received by the Secretary no later than the following dates: (i) with respect to an election of directors to be held at an annual meeting of shareholders, by November 25, 2012; and (ii) with respect to an election to be held at an annual meeting of shareholders held at a time other than within 30 days of the anniversary of the previous year’s annual meeting, or at a special meeting of shareholders for the election of directors, the close of business on the 10th day following the date on which notice (as defined in the Bylaws) of such meeting is first given to shareholders. The Bylaws further prescribe certain information that must be contained in the shareholder’s notice in order to be considered properly submitted. CMS Bancorp may also require any proposed director nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director of CMS Bancorp.

In assessing nominees for the Board of Directors, the Nominating Committee, in its judgment, considers a variety of relevant factors, including the current composition of the Board of Directors, the need for specific functional expertise and the evaluations of other prospective nominees. In addition, in evaluating prospective nominees, the Nominating Committee also takes into consideration the diversity of the nominees, including cultural, geographic, gender and ethnic diversity, as well as differences of viewpoint, skills, education, and professional experience. The Nominating Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating Committee believe it is essential that members of the Board of Directors represent diverse viewpoints. In considering candidates for the Board of Directors, the Nominating Committee considers the entirety of each candidate’s credentials in the context of these standards. Further, the Nominating Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates. The Nominating Committee met three times in the fiscal year ended September 30, 2011.

Each of CMS Bancorp’s committees listed above other than the Executive Committee is composed entirely of directors who are independent as that term is defined by NASDAQ’s corporate governance listing standards. In addition, all of the members of our audit committee meet the additional and more stringent independence standards established by Rule 10A-3(m) of the Securities Exchange Act of 1934, as amended.

The Board also has a Strategic Planning and Budget Committee, Corporate Governance & Compliance Committee, and an Asset Liability Management Committee.

Board’s Leadership Structure

The Bylaws of CMS Bancorp provide that the positions of Chairman of the Board and Chief Executive Officer shall be held by different persons. In addition, the Board believes that the Chairman should not be an employee. Under CMS Bancorp’s Corporate Governance Guidelines, the Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board of Directors, scheduling of executive sessions of the non-employee directors, and setting relevant items on the Board’s agenda in consultation with the Chief Executive Officer as necessary or appropriate. The Board believes this leadership structure has enhanced the Board’s oversight of, and independence from, CMS Bancorp’s management; the ability of the Board of Directors to carry out its roles and responsibilities on behalf of the shareholders; and the overall corporate governance compared to a combined Chairman/Chief Executive Officer leadership structure. Further, the Board believes this structure is a more effective method of monitoring and evaluating the Chief Executive Officer’s performance, thereby making the Chief Executive Officer more accountable.

Board and Committee Oversight of Risk

Both the full Board of Directors and its Committees oversee the various risks faced by CMS Bancorp. Management is responsible for the day-to-day management of CMS Bancorp’s risks and provides periodic reports to the Board of Directors and its Committees relating to those risks and risk-mitigation efforts. On a regular basis, all committees report on the risk categories they oversee to the full Board of Directors.

The Audit Committee oversees CMS Bancorp’s risk identification and mitigation processes and specifically oversees management of the financial, legal and regulatory risks faced by CMS Bancorp. Members of CMS Bancorp’s management, including our Chief Financial Officer and Head of Internal Audit, report to the Audit Committee on a quarterly basis regarding the on-going risk management process and on the specific risks overseen the by Audit Committee, including CMS Bancorp’s internal controls over financial reporting.

The Compensation Committee oversees CMS Bancorp’s risks relating to its compensation programs and philosophy. The Compensation Committee ensures that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works as deemed necessary with compensation consultants to ensure that our executive compensation plans are appropriately balanced and incentivize management to act in the best interest of CMS Bancorp’s stakeholders.

The Asset Liability Management Committee (“ALCO”) oversees CMS Bancorp’s risks relating to liquidity, investments, capital and interest rate sensitivity. The Strategic Planning and Budget Committee, as well as the Board of Directors as a whole, reviews the annual budget pursuant to which CMS Bancorp’s operating strategy is developed. As with other risks, management is responsible for the day-to-day management of the risks relating to operating strategy, while the Board of Directors takes an oversight role with respect those risks.

The Nominating Committee and Corporate Governance & Compliance Committee oversee CMS Bancorp’s risks relating to governance matters and board and committee composition. The Corporate Governance & Compliance Committee oversees CMS Bancorp’s compliance and ethics program, including implementation of revisions to our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of CMS Bancorp.

Shareholder Communications with Our Board of Directors

Shareholders may contact our Board of Directors or our non-management directors as a group by sending written correspondence to Stephen E. Dowd, Senior Vice President, Chief Financial Officer & Secretary, CMS Bancorp, Inc., 123 Main Street, White Plains, New York 10601. All comments will be forwarded directly to the Board of Directors, or to the non-management directors as a group, as appropriate.

Code of Ethics

CMS Bancorp has adopted a Code of Ethics that is applicable to all officers, directors and employees of CMS Bancorp and its affiliates. The Code of Ethics is available on our website, www.cmsbk.com, under the Management Team tab. You may also send a request for a free copy of the Code of Ethics to our principal executive office located at: CMS Bancorp, Inc., Attn: Corporate Secretary, 123 Main Street, White Plains, New York 10601.

Annual Meeting Attendance Policy

The 2012 Annual Meeting of Shareholders is the fifth annual meeting held by CMS Bancorp following the conversion and stock offering completed on April 4, 2007. It is the policy of CMS Bancorp that all directors and nominees should attend the Annual Meeting. All of the then directors and nominees attended the 2011 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2011, there were no interlocks between members of the Compensation Committee or our executive officers and corporations with respect to which such persons are affiliated.

Directors’ Compensation

Meeting Fees. Each non-employee director of CMS Bancorp receives a fee of $1,000 for attendance at each board meeting and $400 for attendance at each meeting of a committee of which they are members. The Chairman of the Board of Directors, Mr. Ferrara also receives an annual retainer of $25,000. Effective, January 1, 2011 each Committee Chairperson receives annual retainers as follows: Audit, $10,000; Loan, $5,000; Compensation, $5,000; Strategic Planning and Budget, $2,500; and Corporate Governance & Compliance, $2,500. Committee Chairpersons did not receive annual retainers at any time prior to January 1, 2011. Mr. Ritacco, while serving as President and Chief Executive Officer, does not receive any additional compensation for serving as a director.

The following table sets forth information regarding compensation earned by the non-employee directors of CMS Bancorp during the last fiscal year.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR ENDED SEPTEMBER 30, 2011

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
William V. Cuddy, Jr.	18,900	—	—	18,900

Thomas G. Ferrara	44,200	—	—	44,200

William P. Harrington	14,900	—	—	14,900

Susan A. Massaro	20,200	—	—	20,200

Cheri R. Mazza	24,400	—	—	24,400

Matthew G. McCrosson	23,000	—	—	23,000

William M. Mooney, Jr.	4,000	—	—	4,000

Gerry Ryan	4,000	—	—	4,000

Robert Weisz	11,600	16,200	21,300	49,100

Mauro C. Romita	—	—	—	—

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	The amounts shown in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the number of shares of restricted stock granted and the per share price on the date of grant. Each grant of restricted stock vests over five years. At 9/30/2011, the aggregate amount of outstanding restricted stock granted on 11/15/2007 to each of the following Directors was as follows: Mr. Ferrara – 4,110 shares; Ms. Massaro – 2,000 shares; Ms. Mazza – 2,000; Mr. Cuddy – 2,000 shares; and Mr. McCrosson – 2,000 shares. At 9/30/2011, the aggregate amount of outstanding restricted stock granted on 5/27/2010 to Mr. Harrington was 2,000 shares and the aggregate amount of outstanding restricted stock granted to Mr. Weisz on 9/28/2011 was 2,000 shares.
(3)	The amounts shown in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information concerning the assumptions used in these calculations, please refer to Note 15 to the audited financial statements included in the 2010 Annual Report. Options vest over five years. At 9/30/2011, the aggregate amount of outstanding stock options granted on 11/15/2007 to each of the following Directors was as follows: Mr. Ferrara – 10,275 shares; Ms. Massaro – 6,000; Ms. Mazza – 6,000; Mr. Cuddy – 6,000; and Mr. McCrosson – 6,000 shares. At 9/30/2011, the aggregate amount of outstanding stock options granted on 5/27/2010 to Mr. Harrington was 6,000 shares and the aggregate amount of outstanding stock options granted on 9/28/2011 to Mr. Weisz was 6,000 shares.

Executive Compensation

The following table provides information about the compensation paid in fiscal years 2011 and 2010 to CMS Bancorp and Community Mutual’s President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; and Senior Vice President and Senior Lending Officer (collectively, the “named executive officers”). CMS Bancorp has no other executive officers.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS

ENDED SEPTEMBER 30, 2011 AND 2010

Name and Principal Positions	Year	Salary(1) ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)
John E. Ritacco,	2011	316,250	117,500	—	—	13,313	447,063
President and Chief Executive Officer	2010	290,000	45,000	—	—	7,717	342,717

Stephen Dowd,	2011	164,919	24,435	18,691	10,125	9,647	227,817
Senior Vice President and Chief Financial Officer	2010	158,567	—	—	—	6,011	164,578

Christopher Strauss,	2011	162,733	27,694	20,053	10,125	5,434	226,039
Senior Vice President and Senior Lending Officer	2010	162,721	—	—	—	—	166,922

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether paid as of September 30, of such year, or accrued as of September 30, and paid thereafter.
(2)	The amounts shown in this column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the number of shares of restricted stock granted and the per share price on the date of grant. Each grant of restricted stock vests over five years.
(3)	The amounts shown in this column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For more information concerning the assumptions used in making these calculations, please refer to Note 14 to the audited financial statements included in the 2011 Annual Report. Options vest over five years.
(4)	For 2011, amounts represent (a) 401(k) contributions made by Community Mutual for Mr. Ritacco, Mr. Dowd and Mr. Strauss in the amounts of $8,250, $8,808, and $1,503, respectively, and (b) the distribution of shares of CMS Bancorp’s common stock under the ESOP to Mr. Ritacco, Mr. Dowd and Mr. Strauss in the amounts of $5,063, $3,839, and $3,931, respectively. For 2010, amounts represent (a) 401(k) contributions made by Community Mutual for Mr. Ritacco, Mr. Dowd and Mr. Strauss in the amounts of $4,125, $3,176, and $1,234, respectively, and (b) the distribution of shares of CMS Bancorp’s common stock under the ESOP to Mr. Ritacco, Mr. Dowd and Mr. Strauss in the amounts of $3,592, $2,834, and $2,967, respectively. The named executive officers also participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. We provide certain non-cash perquisites and personal benefits to each named executive officer that do not exceed $10,000 in the aggregate for any individual, and are not included in the reported figures.

On December 29, 2010, CMS Bancorp and Community Mutual each entered into separate, parallel, amended and restated employment agreements (the “New Employment Agreements”) with Mr. Ritacco as President and Chief Executive Officer of CMS Bancorp and Community Mutual. The New Employment Agreements, effective as of January 1, 2011, amended and restated employment agreements between each of CMS Bancorp and Community Mutual and Mr. Ritacco that were entered into on July 30, 2008, effective as of January 1, 2008.

The New Employment Agreements are substantially similar to the employment agreements they replaced, except that the New Employment Agreements: (i) provide that CMS Bancorp and Community Mutual will employ Mr. Ritacco until December 31, 2012, (ii) provide for Mr. Ritacco to receive an annual base salary of $325,000 while maintaining the same bonus structure whereby Mr. Ritacco will receive an annual bonus of $45,000 and be eligible to receive an additional bonus if he achieves certain performance objectives set by Community Mutual, and (iii) provide for one year extensions of each agreement’s term only through affirmative action by the Board of Directors of each of CMS Bancorp and Community Mutual on or before March 31st of the year in which expiration would otherwise occur, provided that automatic extension for an additional year will occur if Mr. Ritacco notifies each Board of Directors between March 1st and March 15th of the year in which the agreement’s term is scheduled to end, and the Board does not notify Mr. Ritacco by March 31st of such year that the Board is renewing or not renewing the agreement.

The following table provides information about the outstanding equity awards held by the named executive officers as of September 30, 2011.

Outstanding Equity Awards at September 30, 2011

Name	Grant Date of Award	Number of securities underlying unexercised options(1)	Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares of units of stock that have not vested ($)
John E. Ritacco	11/28/07	51,379		$10.12	11/28/2017	8,220	66,582

Stephen Dowd	11/28/07	22,000		$10.12	11/28/2017	4,000	32,400

	11/23/09	2,500		$7.25	11/23/2019	1,000	8,100

	1/26/11	—		—	—	885	6,925

	4/27/11	2,500		$8.66	4/27/21	1,250	10,125

Christopher Strauss	11/28/07 11/23/09 1/26/11 4/27/11	22,000 2,500 — 2,500	$ $ $	10.12 7.25 — 8.66	11/28/2017 11/23/2019 — 4/27/21	4,000 1,000 1,003 1,250	32,400 8,100 8,124 10,125

(1)	Stock option awards reported in this column are the total options awarded to each named executive officer on the date specified in the previous column. Stock option awards are subject to a vesting schedule of 20% per year, starting one year after the award date. At 9/30/2011, the vesting dates of unvested options awarded to Messrs. Ritacco, Dowd and Strauss on 11/28/2007 are 11/28/2011, and 11/28/2012. At 9/30/2011, the vesting dates of unvested options awarded to Messrs. Dowd and Strauss on 11/23/2009 are 11/23/2011, 11/23/2012, 11/23/2013 and 11/23/2014. At 9/30/2011, the vesting dates of unvested options awarded to Messrs. Dowd and Strauss on 4/27/2011 are 4/27/2012, 4/27/2013, 4/27/2014, 4/27/2015 and 4/27/2016.
(2)	Restricted stock options reported in this column represent the unvested shares of restricted stock awarded to each named executive officer on the date specified in the second column. The restricted stock is subject to a vesting schedule of 20% per year, starting one year after the award date. At 9/30/2011, the vesting dates of the unvested restricted stock awarded to Messrs. Ritacco, Dowd and Strauss on 11/28/2007 are 11/28/2011, and 11/28/2012. At 9/30/2011, the vesting dates of the unvested restricted stock awarded to Messrs. Dowd and Strauss on 11/23/2009 are 11/23/2011, 11/23/2012, 11/23/2013, and 11/23/2014. At 9/30/11, the vesting dates of the unvested restricted stock awarded to Messrs. Dowd and Strauss on 1/26/11 are 1/26/2012, 1/26/2013, 1/26/2014, 1/26/2015 and 1/26/2016. At 9/30/11, the vesting dates of the unvested restricted stock awarded to Messrs. Dowd and Strauss on 4/27/11 are 4/27/2012, 4/27/2013, 4/27/2014, 4/27/2015 and 4/27/2016.

Pension Benefits

Tax Qualified Pension Plan. Community Mutual maintains a tax-qualified pension plan that covers substantially all employees hired on or before June 30, 2008(1) who are age 18 or older and had at least one year of service at the time of qualification for participation in the plan. The following table shows the estimated aggregate benefits payable under the tax-qualified pension plan upon retirement at age 65 with various years of service and average compensation combinations.

	Years of Benefit Service(2)
Average Compensation(3)	10	15	20	25	30
$125,000	41,667	62,500	62,500	62,500	62,500
150,000	50,000	75,000	75,000	75,000	75,000
175,000	58,333	87,500	87,500	87,500	87,500
200,000	66,667	100,000	100,000	100,000	100,000
225,000	68,333	102,500	102,500	102,500	102,500
250,000	68,333	102,500	102,500	102,500	102,500

(1)	Employees hired after June 30, 2008 are not eligible for the plan.
(2)	Benefit service after February 28, 2010 is not recognized for purposes of calculation of benefits.
(3)	Average compensation is average base salary, as reported in the “Salary” column of the Summary Compensation Table, for the highest three consecutive years of employment within the final 10 years of employment. Tax laws impose a limit ($245,000 for individuals retiring in 2011) on the average compensation that may be counted in computing benefits under the tax-qualified pension plan. Compensation after February 28, 2010 is not recognized for purposes of calculation of average compensation.

The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts.

401(k) Plan. Community Mutual maintains a tax-qualified 401(k) defined contribution plan for employees who have attained age 18 and have at least one year of service. Eligible employees may make pre-tax contributions to the plan through salary reduction elections from annual compensation, subject to limitations of the Internal Revenue Code (the “Code”) (the limit is $16,500 for 2011 and $17,000 for 2012, for participants under the age of 50. Community Mutual may make a discretionary matching contribution to the plan equal to a fixed percentage of annual compensation contributed to the plan on a pre-tax basis by the eligible employee.

Employee Stock Ownership Plan (“ESOP”). This plan is a tax-qualified plan that covers substantially all employees who have at least one year of service and have attained age 18. Although contributions to this plan are discretionary, Community Mutual intends to contribute enough money each year to make the required principal and interest payments on the loan from CMS Bancorp. The loan is for a term of up to 30 years and calls for level annual payments of principal plus interest. The plan initially pledged the shares it purchases as collateral for the loan and holds them in a suspense account.

The employee stock ownership plan does not distribute the pledged shares right away. Instead, it releases a portion of the pledged shares annually. The employee stock ownership plan allocates the shares released each year among the accounts of participants in proportion to their salary for the year. For example, if a participant’s salary for a year represents 1.0% of the total salaries of all participants for the year, the plan allocates to that participant 1.0% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

The employee stock ownership plan may purchase additional shares in the future, and may do so using borrowed funds, cash dividends, periodic employer contributions or other cash flow.

Non-Equity Incentive Compensation Plans

The Company had a non-equity incentive compensation plan for calendar years 2009 and 2010 which was suspended and the Compensation Committee did not make any awards under this plan during fiscal years 2011 and 2010. However, the Compensation Committee may make discretionary bonus payments outside of the non-equity incentive compensation plan to Messrs. Ritacco, Dowd and Strauss based on CMS Bancorp’s, Community Mutual’s and individual performance during the calendar year. In 2011, the Compensation Committee determined that the relevant performance measures for calendar year 2010 were satisfied, and CMS Bancorp paid awards of $117,500 to Mr. Ritacco, $24,435 to Mr. Dowd and $27,694 to Mr. Strauss in recognition of their achievement of these goals. These amounts are recorded as bonuses received in 2011 under the Summary Compensation Table above. The Compensation Committee may make awards to the aforementioned individuals in 2012 based on CMS Bancorp’s, Community Mutual’s and individual performance during the calendar year 2011.

Equity Compensation Plans

CMS Bancorp, Inc. 2007 Stock Option Plan. CMS Bancorp has a Stock Option Plan in effect that was approved by the shareholders and became effective on November 9, 2007. The purpose of the Stock Option Plan is to encourage the retention of key employees and directors by facilitating their purchase of a stock interest in CMS Bancorp. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan. CMS Bancorp has reserved an aggregate of 205,516 shares of common stock for issuance upon the exercise of stock options granted under the plan. Such shares may be unissued shares or shares previously issued and subsequently reacquired by CMS Bancorp. Any shares subject to grants under the plan which expire or are terminated, forfeited or canceled without having been exercised or vested in full shall be available for new option grants. During the year ended September 30, 2008, stock options to purchase an aggregate of 152,154 shares of common stock were granted to directors and officers of Community Mutual. In November 2009, stock options to purchase an aggregate of 8,300 shares of common stock were granted to officers of Community Mutual, and in May 2010, stock options to purchase 6,000 shares of common stock were granted to a director. In April 2011, stock options to purchase an aggregate of 8,300 shares of common stock were granted to officers of Community Mutual and in September 2011, stock options to purchase 6,000 shares of common stock were granted to a director. As of January 4, 2012, 30,762 options remain available for future grant. Options are granted based on the conclusions of the Compensation Committee, after considering factors including, but not limited to the person’s individual performance, level of achievement of personal goals, contribution to corporate performance and achievement of corporate goals, overall compensation compared to a peer group and other factors.

CMS Bancorp, Inc. 2007 Recognition and Retention Plan. CMS Bancorp’s Recognition and Retention Plan was approved by shareholders and became effective on November 9, 2007. Like the Stock Option Plan, the Recognition and Retention Plan functions as a long-term incentive compensation program for eligible officers, employees and outside directors of CMS Bancorp and Community Mutual. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan. The members of the Board of Directors’ Compensation Committee administer the Recognition and Retention Plan, and

CMS Bancorp pays all costs and expenses of administering the Recognition and Retention Plan. During the fiscal year ended September 30, 2008, 61,701 shares of restricted stock were granted to directors and officers of Community Mutual. In November 2009, 4,150 shares of restricted stock were granted to officers of Community Mutual, and in May 2010, 6,000 shares of restricted stock were granted to a director. In January and April 2011, 3,008 and 4,150 shares, respectively, of restricted stock were granted to officers of Community Mutual, and in September 2011, 2,000 shares of restricted stock were granted to a director. As of January 4, 2012, 5,197 shares remain available for future grants. CMS Bancorp has established a trust and contributed $856,001 to the trust during the year ended September 30, 2008, enabling the trust to purchase 82,206 shares of common stock authorized under the Recognition and Retention Plan. No contribution by participants is permitted. Stock is granted based on the conclusions of the Compensation Committee, after considering factors including, but not limited to the person’s individual performance, level of achievement of personal goals, contribution to corporate performance and achievement of corporate goals, overall compensation compared to a peer group and other factors.

Termination and Change in Control Benefits

Employment Agreement. On December 29, 2010, Community Mutual entered into an amended and restated employment agreement with Mr. Ritacco, effective January 1, 2011. The agreement has an initial term of two years, ending December 31, 2012, and will be reviewed on the one-year anniversary of the agreement, upon such time the Board may extend the agreement for one additional year. Upon termination for Good Reason, without Cause, or upon a Change of Control (as each term is defined in the employment agreement), Mr. Ritacco would be entitled to: (1) the unpaid portion of any compensation earned up until the date of termination; (2) any benefits to which he is entitled to as a former employee under the employee benefit plans and programs maintained by Community Mutual; (3) continued health and welfare benefits until the earliest date he becomes eligible for such benefits maintained by a subsequent employer or the date of the remaining unexpired employment period; (4) a lump sum payment equal to the greater of his annual salary at the rate in effect immediately prior to his termination of employment, or the salary that he would have earned through the Remaining Unexpired Employment Term (as defined in the employment agreement); and (5) an amount equal to the highest annual cash bonus achieved during the three years preceding the year of termination. The employment agreement with Community Mutual does not provide for 280G indemnification.

On December 29, 2010, CMS Bancorp entered into a parallel and amended and restated employment agreement with Mr. Ritacco with terms substantially identical to the employment agreement between Community Mutual and Mr. Ritacco. However, under the employment agreement with CMS Bancorp, the Remaining Unexpired Employment Term shall be deemed to equal three (3) years for the purpose of determining the severance payments that would be payable to Mr. Ritacco upon a termination of employment following a Change in Control. Additionally, if upon a Change in Control Mr. Ritacco receives any severance payments under the employment agreement that would constitute an excess parachute payment within the meaning of Section 280G of the Code, then CMS Bancorp will provide him with an additional payment to make him whole for any excise taxes that may be imposed under that Code Section.

Change of Control Agreements. Community Mutual has entered into two-year change of control agreements with Mr. Dowd, Mr. Strauss, Diane Cocozzo and Laura Caruolo. Mr. Dowd and Mr. Strauss are officers of CMS Bancorp and Community Mutual, while Ms. Cocozzo and Ms. Caruolo are officers of Community Mutual only. These agreements are guaranteed by CMS Bancorp. The term of these agreements is perpetual until Community Mutual gives notice of non-extension, at which time the term is fixed for two years.

Generally, Community Mutual may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a change of control without obligation for severance benefits. However, if CMS Bancorp or Community Mutual sign a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, it could not terminate an officer’s employment without cause without liability for severance benefits. The severance benefits would generally be equal to the value of the cash compensation and fringe benefits that the officer would have received if he or she had continued working for an additional two years. Community Mutual would pay the same severance benefits if the officer resigns after a change of control following a loss of title or office, material reduction in duties, functions, compensation or responsibilities, involuntary relocation of his or her principal place of employment to a location over 35 miles from Community Mutual’s principal office on the day before the change of control and over 35 miles from the officer’s principal residence or other material breach of contract which is not cured within 30 days. These agreements also provide uninsured death and disability benefits.

If CMS Bancorp and Community Mutual experience a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of their assets as contemplated by Section 280G of the Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Under the change in control agreements, any severance payments made which are subject to Section 280G of the Code would be reduced to the extent necessary to avoid the imposition of an excise tax and related non-deductibility under Section 280G of the Code.

PRINCIPAL ACCOUNTING FEES AND SERVICES

During the fiscal years ended September 30, 2011 and 2010, CMS Bancorp retained ParenteBeard LLC to provide audit and other services and incurred fees as follows:

	Audit Fees(1)	Audit-Related Fees	Tax Fees(2)	All Other Fees		Total
2011	$104,000	—	$9,000	$14,000	(3)	$127,000
2010	$94,000	—	$9,000	—		$103,000

(1)	Includes (a) professional services rendered for the audit of CMS Bancorp’s annual financial statements and review of financial statements included in Forms 10-Q and (b) services provided annually in connection with statutory and regulatory filings, including filing of Forms 10-K and 10Q. Also includes out-of-pocket expenses.
(2)	Tax fees consisted of fees related to the preparation of CMS Bancorp’s income tax returns.
(3)	Fees for assistance with required XBRL financial statement filing with the Securities and Exchange Commission.

Preapproval Policies and Procedures

The Audit Committee, or a designated member of the Audit Committee, shall pre-approve all auditing services and permitted non-audit services (including the fees and terms) to be performed for CMS Bancorp by its independent auditor, subject to the de minimis exceptions for non-audit services that are approved by the Audit Committee prior to completion of the audit, provided that: (1) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by CMS Bancorp to its auditor during the fiscal year in which the services are provided; (2) such services were not recognized by CMS Bancorp at the time of the engagement to be non-audit services; and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. Of the services set forth in the table above, all were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

CMS Bancorp’s Audit Committee has reviewed and discussed the audited financial statements of CMS Bancorp for the fiscal year ended September 30, 2011 with management and ParenteBeard LLC, CMS Bancorp’s independent registered public accounting firm. CMS Bancorp’s Audit Committee has discussed the matters required by Statement on Auditing Standards No. 61 (as amended) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, rules of the SEC, and other applicable regulations, with ParenteBeard LLC.

The Audit Committee has received the written disclosures and the letter from ParenteBeard LLC required by Independence Standards Board Standard No. 1 regarding ParenteBeard LLC’s communications with the Audit Committee concerning independence and has discussed ParenteBeard LLC’s independence with respect to CMS Bancorp with ParenteBeard LLC.

Based on the review and discussions referred to in this Audit Committee Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CMS Bancorp’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 for filing with the SEC.

Audit Committee of CMS Bancorp, Inc.

Cheri R. Mazza, Chairperson
Thomas G. Ferrara
Sue A. Massaro
Matthew G. McCrosson

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE AND TRANSACTIONS WITH CERTAIN RELATED PERSONS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CMS Bancorp’s directors and executive officers, and persons who own more than 10% of CMS Bancorp’s common stock, to report to the SEC their initial ownership of CMS Bancorp’s common stock, on Form 3, and any subsequent changes in that ownership, on Form 4. Reports on Form 3 must be filed within 10 days of becoming a beneficial owner, director or officer. Reports on Form 4 must be filed before the end of the second business day following the day on which the transaction effecting a change in ownership occurred. CMS Bancorp is required to disclose in this annual report any late filings or failures to file.

To CMS Bancorp’s knowledge, based solely on its review of the copies of such reports furnished to CMS Bancorp and written representations that no other reports were required during the fiscal year ended September 30, 2011, all Section 16(a) filing requirements applicable to CMS Bancorp’s executive officers and directors during fiscal year 2011 were met, except that one Form 4 for Stephen E. Dowd and one Form 4 for Christopher Strauss was not filed on a timely basis.

Transactions with Certain Related Persons

Community Mutual’s authority to extend credit to insiders, which specifically include its directors, executive officers and principal shareholders, as well as to entities controlled by such persons, is subject to the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O issued by the Federal Reserve. Pursuant to Community Mutual’s Insider Loan Policy, the bank will not extend credit to any insider unless: (a) the loan is made on substantially the same terms (including interest rates, collateral, repayment and loan maturity) as those prevailing at the time for comparable transactions to persons not covered by this regulation and (b) the extension does not involve more than the normal risk of repayment or present other unfavorable features. Any extension of credit to an insider or related interest must be preceded by the submission of a detailed financial statement. The policy further provides that if a loan request involving an insider exceeds the lesser of $20,000 or one-half of one percent of Community Mutual’s net worth, the extension of credit must be approved in advance by a majority of the Board of Directors, with the interested party abstaining from participating directly or indirectly in the voting, and such abstention will be noted in the meeting minutes of the Board of Directors. The insider is precluded from participating in discussion or any attempt to influence the voting by the Board of Directors. Community Mutual will treat any transactions with an insider or their related interest at arm’s length.

As of September 30, 2011, Community Mutual had $889,328 in loans outstanding to William P. Harrington, a director and a company with which he is affiliated, and $67,594 in loans to Gerry Ryan, a director. Community Mutual did not have any other outstanding loans to directors and officers at September 30, 2011, however, we do have outstanding loans to members of certain of these individuals’ families, as well as to certain employees. These loans are made in the ordinary course of our business and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to customers who do not have a personal or familial relationship with us. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features to Community Mutual.

Thomas G. Ferrara, the Chairman of the Board of Directors of CMS Bancorp, is the President of Future Value Associates, Ltd., a consulting firm for 401(k) plans, benefit plans, estate planning, insurance and variable annuities and mutual funds. Mr. Ferrara owns 51% of the equity interests in Future Value

Associates, Ltd. Sarah Becker, the Executive Vice President of Future Value Associates, LTD., who is a registered representative of Park Avenue Securities, holds 49% of Future Value Associates, Ltd. Ms. Becker is a consultant for Community Mutual with respect to its benefit plans. Community Mutual does not compensate this agent directly for her involvement; she makes commissions from Park Avenue Securities, Guardian, and United Health Care/Oxford due to products purchased by Community Mutual for its benefits plans. For the fiscal year ended September 30, 2011, Ms. Becker received aggregate commissions from CMS Bancorp, directly and indirectly of $16,200. None of this compensation was paid to Mr. Ferrara or Future Value Associates, Ltd. The fees received by Ms. Becker for professional services rendered to Community Mutual during the year ended September 30, 2011 did not exceed 5% of the firm’s gross revenues.

William P. Harrington, a director, is a partner with Bleakley Platt & Schmidt, LLP (“Bleakley Platt”), a law firm which provides legal services to Community Mutual from time to time, principally involving employment and transactional matters. For the fiscal year ended September 30, 2011, Bleakley Platt received $17,768 for legal services it rendered to Community Mutual. The fees received by Bleakley Platt for professional services rendered to Community Mutual during the year ended September 30, 2011 did not exceed 5% of the firm’s gross revenues.

Gerry Ryan, a director, is an owner of DGC Capital contracting Corp. (“DGC”), a contracting firm which provides construction services to Community Mutual from time to time. For the fiscal year ended September 30, 2011, DGC received $7,140 for services it rendered to Community Mutual. The fees received by DGC for professional services rendered to Community Mutual during the year ended September 30, 2011 did not exceed 5% of the firm’s gross revenues.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees for election as directors of CMS Bancorp, Inc.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has appointed ParenteBeard LLC to act as our independent registered public accounting firm for the fiscal year ending September 30, 2012, and we are asking shareholders to ratify the appointment.

Representatives of ParenteBeard LLC are expected to be present at the Annual Meeting to answer questions concerning the financial statements and to make a statement at the meeting if they so desire.

The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required for ratification.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of ParenteBeard LLC as the independent registered public accounting firm for CMS Bancorp, Inc. for the 2012 fiscal year.

28

PROPOSAL 3

NON-BINDING ADVISORY VOTE ON

EXECUTIVE COMPENSATION

(“SAY ON PAY”)

Although not required for a company of our size under the SEC’s rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), our Board of Directors is voluntarily submitting for shareholder approval, on an advisory basis, the compensation paid to our executive officers as described in this proxy statement in accordance with the SEC’s rules. This vote is being held on an annual basis, which is the frequency that was recommended by the Board of Directors and approved by the shareholders at the 2011 annual meeting of shareholders. Because your vote is advisory, it will not be binding on the Board or CMS Bancorp. However, the Board will review the voting results and will take them into consideration when making future decisions regarding executive compensation.

As noted above, CMS Bancorp has three named executive officers, Messrs. Ritacco, Dowd, and Strauss, who also generally serve in the same positions at Community Mutual (Mr. Strauss is an Executive Vice President at Community Mutual). The compensation programs of CMS Bancorp are designed to attract, motivate and retain our named executive officers, who are critical to our success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of CMS Bancorp and our subsidiary, Community Mutual. We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year, such as progress in Community Mutual’s branch renovation and relocation program; return to profitability; overall growth in assets and loans; and improvement in the interest rate spread and net interest margin. In addition, Community Mutual’s past due and non performing loans continue to be below peer group averages, and Community Mutual continues to be well capitalized.

The Board of Directors recognizes the importance of aligning executive compensation with shareholder interests and economic conditions faced by CMS Bancorp and Community Mutual, which have been challenging in recent years. Accordingly, various actions taken by the Board of Directors in response to such considerations have included suspension of the non-equity compensation program, limited salary increases, reduced 401(k) contributions and suspension of benefit accruals in the pension plan.

The Board of Directors believes that CMS Bancorp’s compensation programs are well-tailored to attract, motivate, and retain our executive officers and are closely aligned with shareholder interests because they are designed to reward our named executive officers for their contributions to CMS Bancorp’s achievement of specific annual corporate goals intended to enhance shareholder value. Accordingly, in this Proposal 3 we are asking you to support our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers, as described in this proxy statement pursuant the rules set forth by the SEC. In considering this proposal, we ask that you approve the following resolution:

“RESOLVED, that the shareholders of CMS Bancorp, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers of CMS Bancorp, Inc., as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, specifically Item 402(m) through 402(q) of Regulation S-K.”

The Board of Directors unanimously recommends a vote “FOR” the approval of CMS Bancorp’s executive compensation as described in this proxy statement.

ADDITIONAL INFORMATION

Information About Shareholder Proposals

If you wish to submit proposals to be included in our proxy statement for the 2013 Annual Meeting of Shareholders, we must receive them on or before September 13, 2012 (unless required earlier pursuant to CMS Bancorp’s Certificate of Incorporation or Bylaws), pursuant to the proxy soliciting regulations of the SEC. SEC rules contain standards as to what shareholder proposals are required to be in the proxy statement. All shareholder proposals for inclusion in our proxy materials shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and as with any shareholder proposal (regardless of whether it is included in our proxy materials), our Certificate of Incorporation and Bylaws, and Delaware law.

By Order of the Board of Directors,

Stephen E. Dowd
Senior Vice President, Chief Financial Officer and Secretary

White Plains, New York

January 11, 2012

To assure that your shares are represented at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

2011 Annual Report

CMS Bancorp, Inc.

To The Stockholders of CMS Bancorp, Inc.:

Today’s banking climate has become more challenging than one could have ever forecasted. The economy has been consistently faced with recessionary trends, unemployment levels have remained very high with some 14 million people out of work and the value of residential homes has declined from previous levels experienced in our markets. Regulatory and compliance metrics have begun to change the way community banks are able to conduct their business. As a result of regulatory reform stemming from the 2008-2009 financial crises, all depository institutions and their holding companies will likely be required to maintain higher regulatory capital levels and our compliance costs will surely increase as more rules implementing the “Dodd-Frank” legislation rules are written over the next few years.

The Board of Directors recognizes that a small, community oriented savings bank operating in a large and highly competitive banking market will need to be quick, flexible and responsive in the way it conducts business going forward. As such, we have worked to offer the consumer and the small business owner better products and services, a state-of-the-art technology platform and have created a customer-centric strategy in order to effectively compete in our marketplace. Technological advances have included on-line banking and bill pay, remote capture and on-line mortgage applications.

Despite the challenges of the ever-changing banking and regulatory environment, we have continued to grow our assets through increases in our local deposits, particularly non-interest bearing commercial demand deposits, higher levels of non-residential loan originations and an increase in our investment securities portfolio. Our loan portfolio mix of business has changed fairly dramatically over the past few years. We have continued to successfully transition from a predominately 1-4 family residential real estate portfolio towards an ever-increasing component of non-residential and commercial loans, thereby helping us to keep our interest spreads at acceptable levels. Commercial loan originations grew by approximately $30 million, thereby helping us to add to net interest income, despite the tepid loan demand and prevailing economic conditions of 2011 and falling interest rates. Without this shift toward non-residential lending, our yield on the loan portfolio almost certainly would have declined by more than the four basis points that it did in the fiscal year ended September 30, 2011.

Further, we were able to increase our net interest income by maximizing the yield on interest earning assets while minimizing the cost of our interest bearing liabilities through our consistent in-depth market analysis and constant oversight of our liquidity and cash flow position.

Over the past few years, our non-interest expenses rose principally due to the expansion into the Mount Kisco market, higher professional fees and FDIC insurance premiums. However during 2011, we instituted strict cost control guidelines and as a result, our non-interest expenses actually declined.

Non-interest income declined in the year ended September 30, 2011 principally as a result of the fact the there were no gains on the sale of securities as was the case in 2010. Moreover, we experienced a reduced level of loans which were originated for sale, which in turn reduced our ability to generate secondary market fees and service charge income.

While unemployment and lower housing prices have affected our delinquencies and non-performing loans, we continued to perform better than peer group levels. Our charge-off history remained low and well below peer group averages, as the Bank did not have a loan charge-off in 2011.

In spite of the difficult economy, we are pleased to report that our balance sheet grew from $247.4 million as of September 30, 2010 to $253.8 million as of September 30, 2011 and total stockholders’ equity increased from $21.8 million to $22.2 million, respectively. Our capital ratios continue to remain strong as evidenced by our Tier I capital ratio and tangible capital ratio rising from 7.60% to 7.65% during the same period.

In fiscal 2011, we continued to make progress towards achieving consistent levels of profitability, having now achieved six consecutive quarters going back to 2010. We believe that the past four years have laid a sound financial foundation and positioned the Company toward a path of continued growth and prosperity, in spite of the challenges which we believe lie ahead.

We would like to thank our customers, the Board of Directors, officers and employees for their efforts and performance during the 2011 fiscal year and thank you, our stockholders, for your continued support during this journey.

Thomas G. Ferrara, Chairman of the Board	John E. Ritacco, President and CEO

Selected Consolidated Financial Information and Other Data

The following information is derived from the audited consolidated financial statements of CMS Bancorp, Inc., (the “Company”). For additional information about the Company and Community Mutual Savings Bank (the “Bank”), please see the detailed presentation contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and footnotes of the Company which are included in this Annual Report.

Selected Financial Condition Data	At September 30,
(in thousands)	2011	2010	2009
Total assets	$253,776	$247,385	$243,164
Loans receivable, net	178,796	179,066	169,293
Investment securities	59,762	56,336	58,643
Cash and cash equivalents	4,304	3,434	7,304
Deposits	194,742	188,306	184,387
FHLB Advances	34,421	34,578	34,726
Stockholders’ equity	22,215	21,756	20,913

Selected Operating Data	Years Ended September 30,
(in thousands, except per share data)	2011	2010	2009
Interest income	$11,453	$11,426	$11,405
Interest expense	3,667	3,764	5,013

Net interest income	7,786	7,662	6,392
Provision for loan losses	86	366	230
Non-interest income	430	1,029	498
Non-interest expense	7,999	8,020	7,328
Income tax expense (benefit)	(98)	139	(229)

Net income (loss)	$229	$166	$(439)

Net income (loss) per share	$0.13	$0.10	$(0.25)

	$000,000	$000,000	$000,000

Selected Financial Ratios and Other Data	At or for the Years Ended September 30,
	2011	2010	2009
Performance Ratios:
Return on average assets	0.09%	0.07%	(0.20)%
Return on average equity	1.06%	0.80%	(2.06)%
Yield on average interest-earning assets	4.79%	5.01%	5.36%
Net interest rate spread	3.01%	3.10%	2.63%
Net interest margin	3.26%	3.36%	3.00%
Average interest-earning assets to average interest-bearing liabilities	1.16	1.16	1.16

Capital Ratios:
Average stockholders’ equity to average assets	8.78%	8.85%	9.70%
Tier 1 core ratio	7.65%	7.60%	7.10%
Total risk based capital ratio	15.45%	17.13%	16.16%

Asset Quality Ratios:
Allowance for loan losses to gross loans	0.67%	0.62%	0.44%
Non-performing loans to total assets	1.70%	1.20%	0.69%

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This Annual Report contains “forward-looking statements,” which may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “potential” and similar expressions that are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors including those set forth in Part 1, Item 1—Description of Business—Risk Factors of our Form 10-K for the year ended September 30, 2011, which could cause actual results to differ materially from these estimates. These factors include, but are not limited to:

•	changes in interest rates;

•	our allowance for loan losses may not be sufficient to cover actual loan losses;

•	the risk of loss associated with our loan portfolio;

•	lower demand for loans;

•	changes in our asset quality;

•	other-than-temporary impairment charges for investments;

•	the soundness of other financial institutions;

•	changes in liquidity;

•	changes in the real estate market or local economy;

•	our ability to successfully implement our future plans for growth;

•

operational challenges or increased costs we may experience in the course of full transition to our new regulators as a result of the complete transfer of the OTS’ functions under the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	our ability to retain our executive officers and other key personnel;

•	competition in our primary market area;

•	changes in laws and regulations to which we are subject;

•	changes in the Federal Reserve’s monetary or fiscal policies;

•	our ability to maintain effective internal controls over financial reporting;

•	the inclusion of certain anti-takeover provisions in our organizational documents;

•	the low trading volume in our stock; and

•	recent developments affecting the financial markets.

Forward looking statements speak only as of the date they are made. Any or all of our forward-looking statements in this Report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. We disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events. Based upon changing conditions, should any one or more of the above risks or uncertainties materialize, or should any of our underlying beliefs or assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statement.

References in this Report to “we,” “our,” “us” and other similar references are to CMS Bancorp, Inc. unless otherwise expressly stated or the context requires otherwise.

General

The results of operations of the Company depend primarily on its net interest income, which is the difference between the interest income it earns on its loans, investments and other interest-earning assets and the interest it pays on its deposits, borrowings and other interest-bearing liabilities. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. The Company’s operations are also affected by non-interest income, the provision for loan losses and non-interest expenses such as salaries and employee benefits, occupancy costs, and other general and administrative expenses. In general, financial institutions such as the Company are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions, and funds availability. The Company’s operations and lending activities, which are primarily conducted through the Bank, are principally concentrated in Westchester County, New York, and its operations and earnings are influenced by the economics of the communities in which it operates. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in the Company’s primary market area.

Executive Overview

The purpose of this overview is to provide a summary of the items management focuses on when evaluating the condition of the Company and our success in implementing our business and shareholder value strategies. The Company’s business strategy is to operate the Bank as a well-capitalized, profitable and community-oriented savings bank.

The profitability of the Company depends primarily on its level of net interest income, which is the difference between interest earned on the Company’s interest-earning assets and the interest paid on interest-bearing liabilities. The Company’s net interest income may be affected by market interest rate changes. Local market conditions and liquidity needs of other financial institutions can have a dramatic impact on the interest rates offered to attract deposits. In recent periods, interest rates have declined to historically low levels and changes in short-term interest rates did not result in corresponding changes in long-term interest rates, and local market conditions resulted in relatively high certificate of deposit interest rates and lower interest rates on loans. The effect of this interest rate environment did, and could in the future, continue to decrease the Company’s ability to invest deposits and reinvest proceeds from loan and investment repayments at higher interest rates. The primary goals of the Company’s interest rate management strategy are to determine the appropriate level of risk given the business strategy and then manage that risk so as to reduce the exposure of the Company’s net interest income to fluctuations in interest rates.

Despite the challenges of the ever-changing banking and regulatory environment, we have continued to grow our assets through increases in our local deposits, particularly non-interest bearing commercial demand deposits, higher levels of non-residential loan originations and an increase in our investment securities portfolio. In order to grow and diversify, the Company seeks to continue to increase its multi-family, non-residential, construction, home equity and commercial loans by targeting these markets in Westchester County and the surrounding areas as a means to increase the yield on and diversify its loan portfolio as well as build transactional deposit account relationships. In addition, depending on market conditions, the Company may sell the fixed-rate residential real estate loan originations to a third party in order to diversify its loan portfolio, increase non-interest income and reduce interest rate risk.

As a result of these ongoing efforts, we were able to increase our net interest income by maximizing the yield on interest earning assets while minimizing the cost of our interest bearing liabilities through our consistent in-depth market analysis and constant oversight of our liquidity and cash flow position.

To the extent the Company increases its investment in construction or development, consumer and commercial loans, which are considered greater risks than one-to-four-family residential loans, the Company’s provision for loan losses may increase to reflect this increased risk, which could cause a reduction in the Company’s income.

Business Strategy

The Company seeks to differentiate itself from its competition by providing superior, highly personalized and prompt service, local decision making and competitive fees and rates to its customers. Historically, the Bank has been a community-oriented retail savings bank offering residential mortgage loans and traditional deposit products and, to a lesser extent, commercial real estate, small business and consumer loans in Westchester County and the surrounding areas. The Company has adopted a strategic plan that focuses on growth in the loan portfolio into higher yield multi-family, non-residential, construction and commercial loan markets. The Company’s strategic plan also calls for increasing deposit relationships and broadening its product lines and services. The Company believes that this business strategy is best for its long-term success and viability, and complements its existing commitment to high quality customer service.

From time to time, the Company is also presented with and considers opportunities to engage in strategic transactions with other financial institutions, including mergers, acquisitions, or the possible sale of the Company and/or Bank.

Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”)

Major financial reform legislation, known as the Dodd-Frank Act, was signed into law by the President on July 21, 2010. Among other things, the Dodd-Frank Act impacts the rules governing the provision of consumer financial products and services, and implementation of the many requirements of the legislation requires new mandatory and discretionary rulemakings by numerous federal regulatory agencies over the next several years. Many of the provisions of the Dodd-Frank Act affecting the Company and Bank have effective dates ranging from immediately upon enactment of the legislation to several years following enactment of the Dodd-Frank Act.

Of particular significance to federal savings associations and their holding companies is that, as a result of regulatory restructuring called for by the Dodd-Frank Act, both the Company and Bank transitioned to the jurisdiction of their current new and separate primary federal regulators on July 21, 2011. Prior to that date, the Company and Bank had been subject to consolidated supervision and regulation by the Office of Thrift Supervision (“OTS”), which has now been abolished as a result of the completed transfer of all of the OTS’ supervisory and rulemaking responsibilities to other federal agencies.

Along with the transfer of ongoing responsibilities for the supervision and examination of federal savings associations and their holding companies, the Dodd-Frank Act also transferred to the Board of Governors of the Federal Reserve System (“Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”) rulemaking authority of the OTS relating to savings and loan holding companies and all savings associations, respectively. The legislation continues in effect all OTS orders, resolutions, determinations, agreements, regulations, interpretive rules, other interpretations, guidelines, procedures and other advisory materials in effect the day before the transfer date, and allows the Federal Reserve and OCC to enforce these issuances with respect to savings and loan holding companies and federal savings associations, respectively, unless the Federal Reserve or OCC modifies, terminates, or sets aside such guidance or until superseded by the Federal Reserve or OCC, a court, or operation of law.

Moreover, July 21, 2011 was the designated transfer date under the Dodd-Frank Act for the formal transfer of rulemaking functions under the federal consumer financial laws from each of the various federal banking agencies to a new governmental entity known as the Consumer Financial Protection Bureau (“CFPB”) that is charged with the mission of protecting consumer interests. The CFPB is responsible for administering and carrying out the purposes and objectives of the “Federal consumer financial laws, and to prevent evasions thereof,” with respect to all financial institutions that offer financial products and services to consumers. The CFPB is also authorized to prescribe rules applicable to any covered person or service provider identifying and prohibiting acts or practices that are “unfair, deceptive, or abusive” in connection with any transaction with a consumer for a consumer financial product or service, or the offering of a consumer financial product or service. With its broad rulemaking powers, the new CFPB has the potential to reshape the consumer financial laws through rulemaking and enforcement of unfair, deceptive or abusive practices, which may directly impact the business operations of financial institutions offering consumer financial products or services including the Bank. Like all other financial institutions and in particular, community banking organizations, the Company is continuing to closely monitor and evaluate developments under the Dodd-Frank Act with respect to our business, financial condition, results of operations and prospects.

Critical Accounting Policies

The consolidated financial statements included in this Report have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

It is management’s opinion that accounting estimates covering certain aspects of the business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making these estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the potential impairment of Federal Home Loan Bank of New York (“FHLB”) stock, the determination of other-than-temporary impairment on securities, and the assessment of whether deferred tax assets are more likely than not to be realized.

Management believes that the allowance for loan losses represents its best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in market and economic conditions in the Company’s market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination. Management’s determination of whether investments, including FHLB stock, are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. Management’s assessment as to the amount of deferred tax assets that are more likely than not to be realized is based upon future taxable income, which is subject to revision upon updated information.

Average Balances, Interest and Average Yields

The following tables set forth certain information relating to the Company’s average balance sheets and reflect the average annual yield on interest-earning assets and average annual cost of interest-bearing liabilities, interest earned and interest expensed for the periods indicated. Such yields and costs are derived by dividing annualized income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented. Average balances are derived from daily balances over the periods indicated. The average balances for loans are net of allowance for loan losses.

	At September 30, 2011		For the Year Ended September 30, 2011
	Actual Balance	Yield/ Rate	Average Balance	Interest Income Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$178,796	5.89%	$178,102	$10,347	5.81%
Securities (2)	59,762	2.51%	53,378	967	1.81%
Other interest-earning assets (3)	7,691	2.30%	7,555	139	1.84%

Total interest-earning assets	246,249	4.96%	239,035	11,453	4.79%

Non-interest earning assets	7,527		6,427

Total Assets	$253,776		$245,462

Interest bearing-liabilities:
Demand deposits	$29,395	0.71%	$29,997	218	0.73%
Savings and club accounts	40,284	0.40%	41,019	158	0.39%
Certificates of deposit	107,880	1.57%	99,610	1,576	1.58%
Borrowed money (4)	35,195	4.71%	35,894	1,715	4.78%

Total interest-bearing liabilities	212,754	1.76%	206,520	3,667	1.78%

Non-interest bearing liabilities:
Non-interest bearing deposits	17,183		16,222
Other	1,624		1,178

Total non-interest bearing liabilities	18,807		17,400

Total liabilities	231,561		223,920

Total equity	22,215		21,542

Total liabilities and equity	$253,776		$245,462

Interest rate spread				$7,786	3.01%

Net interest-earning assets/net interest margin	$33,495		$32,515		3.26%

Ratio of interest-earning assets to interest-bearing liabilities				1.16x

(1)	Includes all loans, including non-accrual loans, net of allowance for loan losses and net deferred costs and fees.
(2)	Available for sale securities included at fair value.
(3)	Includes stock of the Federal Home Loan Bank of New York and loans held for sale, which are held for a short period of time.
(4)	Includes mortgage escrow funds.

	For the Year Ended September 30, 2010			For the Year Ended September 30, 2009
	Average Balance	Interest Income Expense	Yield/ Rate	Average Balance	Interest Income Expense	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets
Loans receivable (1)	$174,634	$10,219	5.85%	$177,239	$10,396	5.87%
Securities (2)	45,564	1,044	2.29%	27,290	905	3.32%
Other interest-earning assets (3)	8,047	163	2.03%	8,192	104	1.27%

Total interest-earning assets	228,245	11,426	5.01%	212,721	11,405	5.36%

Non-interest earning assets	6,892			6,757

Total Assets	$235,137			$219,478

Interest bearing-liabilities
Demand deposits	$29,801	288	0.97%	$15,095	226	1.50%
Savings and club accounts	40,966	159	0.39%	38,271	150	0.40%
Certificates of deposit	87,218	1,591	1.82%	93,228	2,905	3.11%
Borrowed money (4)	39,308	1,726	4.39%	37,333	1,732	4.64%

Total interest-bearing liabilities	197,293	3,764	1.91%	183,927	5,013	2.73%

Non-interest bearing liabilities:
Non-interest bearing deposits	13,870			12,210
Other	3,163			2,062

Total non-interest bearing liabilities	17,033			14,272

Total liabilities	214,326			198,199

Total equity	20,811			21,279

Total liabilities and equity	$235,137			$219,478

Interest rate spread		$7,662	3.10%		$6,392	2.63%

Net interest-earning assets/net interest margin	$30,952		3.36%	$28,794		3.00%

Ratio of interest-earning assets to interest-bearing liabilities		1.16x			1.16x

(1)	Includes all loans, including non-accrual loans, net of allowance for loan losses and net deferred costs and fees.
(2)	Held to maturity securities included at amortized cost and available for sale securities included at fair value.
(3)	Includes stock of the Federal Home Loan Bank of New York and loans held for sale, which are held for a short period of time.
(4)	Includes mortgage escrow funds.

Rate/Volume Analysis. The following tables analyze the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the absolute value of the change due to volume and the change due to rate.

	Year Ended September 30, 2011 Compared to 2010
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans receivable	$199	$(71)	$128
Securities	162	(239)	(77)
Other interest-earning assets	(9)	(15)	(24)

Total interest-earning assets	352	(325)	27

Interest-bearing liabilities:
Demand deposits	2	(72)	(70)
Savings and club accounts	—	(1)	(1)
Certificates of deposit	209	(224)	(15)
Borrowed money	(157)	146	(11)

Total interest-bearing liabilities	54	(151)	(97)

Net interest income	$298	$(174)	$124

	Year Ended September 30, 2010 Compared to 2009
	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Loans receivable	$(144)	$(33)	$(177)
Securities	479	(340)	139
Other interest-earning assets	(2)	61	59

Total interest-earning assets	333	(312)	21

Interest-bearing liabilities:
Demand deposits	163	(101)	62
Savings and club accounts	10	(1)	9
Certificates of deposit	(177)	(1,137)	(1,314)
Borrowed money	90	(96)	(6)

Total interest-bearing liabilities	86	(1,335)	(1,249)

Net interest income	$247	$1,023	$1,270

Comparison of Financial Condition at September 30, 2011 to September 30, 2010

Total assets increased by $6.4 million, or 2.6%, to $253.8 million at September 30, 2011 from $247.4 million at September 30, 2010. Increases in deposits, including a $5.0 million brokered deposit, were used to fund increases in cash equivalents, securities and loans originated for resale.

Cash and cash equivalents increased by $0.9 million or 25.3% to $4.3 million as of September 30, 2011 from $3.4 million at September 30, 2010.

Securities available for sale increased by $3.4 million or 6.1% to $59.8 million as of September 30, 2011 from $56.3 million at September 30, 2010 as deposit increases were invested in available for sale securities. Available for sale securities consist principally of notes, bonds and mortgage-backed securities of the U.S. Government and U.S. Government Agencies, and to a much lesser extent, corporate and municipal bonds.

Loans receivable were $178.8 million and $179.1 million at September 30, 2011 and 2010, respectively, representing a decrease of $270,000, or 0.2%. During the year ended September 30, 2011, normal amortization reduced loan balances by $7.0 million and prepayments reduced loan balances by an additional $23.3 million, while loan originations were $30.1 million. The decrease in loans resulted principally from a $22.1 million decrease in one-to-four-family mortgages resulting from normal amortization and prepayments, net of additions of $8.4 million of non-residential real estate mortgage loans, and additions to the multi-family portfolio of $5.2 million and secured commercial loan portfolio of $8.0 million.

While the banking industry has seen increases in loan delinquencies and defaults over the past few years, the Bank has not experienced significant losses in its loan portfolio due primarily to its conservative underwriting policies. As of September 30, 2011 and September 30, 2010, the Bank had $4.3 million and $3.0 million of non-performing loans, respectively, of which, $3.2 million and $2.4 million respectively, were in process of foreclosure and have been placed on non-accrual status. Loans delinquent ninety days or more and accruing interest were $6,000 and $525,000 at September 30, 2011 and 2010, respectively. Non-performing loans at September 30, 2011 also included $1.1 million of non-accrual loans not yet in the foreclosure process. At September 30, 2011 and 2010, the Bank had $7.6 million and $2.4 million of loans classified as impaired. At September 30, 2011, $1.0 million of these impaired loans required specific loss allowances totaling $379,000. The remaining $6.6 million of impaired loans did not require specific loss allowances. At September 30, 2010, none of the $2.4 million of impaired loans required specific loss allowances. The impaired loans were primarily the result of continued difficult general economic conditions, increased unemployment and continued declines in the local real estate market. As of September 30, 2011 and 2010, the allowance for loan losses was 0.67% and 0.62% of loans outstanding, respectively. Despite a weak economy nationally as well as in our primary market area, there was no significant shift in the loan portfolio, loss experience, or other factors affecting the Bank, other than the planned growth in multi-family, non-residential real estate and commercial loans and the decline in one-to-four-family mortgage loans. As a result of changes in the mix of the loan portfolio, weak economic conditions, unemployment, declines in real estate values in the Bank’s primary market area, and lower commercial real estate cash flows, $86,000 and $366,000 was provided for loan losses in the years ended September 30, 2011 and 2010, respectively.

Deposits increased by $6.4 million, or 3.4%, from $188.3 million as of September 30, 2011 to $194.7 million as of September 30, 2010. The increase in deposits resulted from a $5.0 million brokered time deposit, which matures in 2026 with interest at 3.54%. The Bank also participates in the Certificate of Deposit Account Registry Service, or “CDARS” network. Under this network, the Bank can transfer deposits into the network (a one way sell transaction), request that the network deposit funds at the Bank (a one way buy transaction), or deposit funds into the network and receive an equal amount of deposits from the network (a reciprocal transfer). The network provides the Bank with an investment vehicle in the case of a one way sell, a liquidity or funding source in the case of a one way buy and the ability to access additional FDIC insurance for customers in the case of a reciprocal transfer. As of September 30, 2011 and 2010, the Bank had $8.0 million of CDARS deposits.

Retail deposits increased by $1.4 million, to $181.7 million at September 30, 2011 from $180.3 million at September 30, 2010. Retail time deposits increased by $2.3 million, interest bearing demand deposits declined by $3.4 million and non-interest bearing demand deposits increased by $3.1 million as of September 30, 2011 compared to September 30, 2010. The changes in interest bearing demand deposits and time deposits were the result of changing market interest rates and the increase in non-interest bearing demand deposits reflects the Company’s continued focus on expanding commercial business.

Stockholders’ equity increased from $21.8 million at September 30, 2010 to $22.2 million at September 30, 2011 as a result of the net income of $229,000 and by additions to equity resulting from accounting for stock-based compensation and the employee stock ownership plan, or “ESOP” net of the other comprehensive loss.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2011 and 2010

General. The Company had net income of $229,000 for the year ended September 30, 2011, compared to net income of $166,000 for the year ended September 30, 2010. The improvement resulted primarily from an increase in net interest income, a lower provision for loan losses and a tax benefit in the year ended September 30, 2011, offset by lower non-interest income. Non-interest income in the year ended September 30, 2010 included $457,000 of gains on the sale of securities which did not recur in the year ended September 30, 2011, and gains on the sale of loans of $361,000, which declined to $256,000 in the year ended September 30, 2011.

Interest Income. Total interest income increased $27,000, or 0.2%, to $11.5 million for the year ended September 30, 2011 compared to the year ended September 30, 2010. The increase in interest income was due to increases of $128,000 in interest income from loans, offset in part by a decrease of $77,000 in interest income from securities and a decrease of $24,000 in interest from other interest-earning assets. Higher interest-earning asset balances contributed $352,000 to the increase in total interest income, offset by the impact of lower yields on interest-earning assets of $325,000.

Interest income from loans increased by $128,000, or 1.3%, to $10.3 million for the year ended September 30, 2011 from $10.2 million for the year ended September 30, 2010. The increase was due to a $3.5 million, or 2.0%, increase in the average balance of loans to $178.1 million in the year ended September 30, 2011 from $174.6 million in the year ended September 30, 2010 net of a four basis point decrease in the associated average yields to 5.81% in the 2011 fiscal year from 5.85% in the 2010 fiscal year, reflecting lower market rates, decreases in interest rates on adjustable rate loans and the write-off of deferred loan origination costs on loans that were pre-paid, which were higher in the year ended September 30, 2011 compared to the year ended September 30, 2010. A portion of this decrease in rates was mitigated through shifting the portfolio to higher yield non-residential loans in the year ended September 30, 2011. Higher average balances contributed $199,000 to the net $128,000 increase in interest income from loans, while the impact of lower yields reduced interest on loans by $71,000.

Interest income from securities decreased by $77,000 in the year ended September 30, 2011 compared to the year ended September 30, 2010. The yield on securities declined 48 basis points, from 2.29% in the year ended September 30, 2010 to 1.81% in the year ended September 30, 2011 due to market conditions. Purchases of short to intermediate-term available-for-sale securities, principally notes, bonds and mortgage-backed securities of the U.S. Government and U.S. Government Agencies, and to a lesser extent, corporate and municipal bonds, caused the average balance of securities to increase by $7.8 million in the year ended September 30, 2011 compared to 2010. Lower interest rates negatively impacted interest income on investments by $239,000 while higher investment balances contributed $162,000 of additional interest income from investments in the year ended September 30, 2011 compared to 2010. Interest income from other interest-earning assets decreased by $24,000 for the year ended September 30, 2011, due to lower interest rates and by the impact of lower average balances. Other interest-earning assets consist of the investment in the FHLB, loans held for sale and cash equivalents.

Interest Expense. Total interest expense decreased by $97,000, or 2.6%, to $3.7 million in the year ended September 30, 2011 compared to $3.8 million in 2010. Interest on demand deposits decreased $70,000 as a result of the impact of lower market interest rates in the 2011 fiscal year. Interest on savings and club accounts was essentially unchanged in the year ended September 30, 2011 compared to 2010. Interest expense on certificates of deposit declined by $15,000 as a result in the reduction in overall market interest rates on certificates of deposit from 1.82% in the year ended September 30, 2010 to 1.58% in 2011. The decrease in interest expense on certificates of deposit due to lower interest rates was offset by the $209,000 negative impact of higher average balances, which increased from $87.2 million in the year ended September 30, 2010 to $99.6 million in 2011. Interest expense on borrowed money decreased by $11,000 in the year ended September 30, 2011 compared to 2010. During a portion of 2010, the Company had short term borrowings from the FHLB which increased the average balance, but decreased the weighted average interest rate on those borrowings.

Overall declines in market interest rates reduced the average interest rate on interest-bearing liabilities from 1.91% in the year ended September 30, 2010 to 1.78% in 2011. Of the $97,000 decrease in interest expense, lower interest rates caused interest expense to decrease by $151,000 while higher average balances of interest-bearing liabilities caused the expense to increase by $54,000.

Net Interest Income. Net interest income increased $124,000, or 1.6%, to $7.8 million for the year ended September 30, 2011 from $7.7 million for the year ended September 30, 2010. Increases in average interest-earning assets, net of a lower yield on those assets in the year ended September 30, 2011 as compared to 2010 were partially offset by increases in the volume of interest-bearing liabilities, net of the benefit of lower interest rates on those liabilities.

Provision for Loan Losses. The allowance for loan losses was $1.2 million, or 0.67% of gross loans outstanding, at September 30, 2011 compared to $1.1 million or 0.62% of gross loans outstanding at September 30, 2010. The level of the allowance for loan losses is based on estimates and ultimate losses may vary from these estimates. Management reviews the level of the allowance for loan losses on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Management regularly evaluates various risk factors related to the loan portfolio, such as type of loan, underlying collateral and payment status, and the corresponding allowance allocation percentages. As of September 30, 2011 and September 30, 2010, the Bank had $4.3 million and $3.0 million of non-performing loans, respectively, of which, $3.2 million and $2.4 million respectively, were in process of foreclosure and have been placed on non-accrual status. Non-performing loans at September 30, 2011 also included $1.1 million of non-accrual loans not yet in the foreclosure process. Loans delinquent ninety days or more and accruing interest were $6,000 and $525,000 at September 30, 2011 and 2010, respectively. At September 30, 2011 and 2010, the Bank had $7.6 million and $2.4 million of loans classified as impaired. At September 30, 2011, $1.0 million of these impaired loans required specific loss allowances totaling $379,000. The remaining $6.6 million of impaired loans did not require specific loss allowances. At September 30, 2010, none of the $2.4 million of impaired loans required specific loss allowances. The impaired loans were primarily the result of continued difficult general economic conditions, increased unemployment and continued declines in the local real estate market.

There were no recoveries or loans charged off in the year ended September 30, 2011. There were $3,000 of loans charged off and $2,000 of recoveries in the years ended September 30, 2010. Despite a weak economy nationally as well as in our primary market area, there was no material shift in the loan portfolio, loss experience, or other factors affecting the Bank, other than decreasing one-to-four-family loans and the growth in non-residential real estate and commercial loans. As a result of changes in the mix of the loan portfolio, weak economic conditions, unemployment, declines in real estate values in the Bank’s primary market area, and lower commercial real estate cash flows, $86,000 and $366,000 was provided for loan losses in the years ended September 30, 2011 and 2010, respectively. The Bank has allocated the allowance for loan losses among categories of loan types as well as classification status at each period end date.

Non-interest Income. Non-interest income of $430,000 in the year ended September 30, 2011 was lower than the non-interest income of $1.0 million in the 2010 fiscal year as a result of $457,000 of gains on the sale of securities in the year ended September 30, 2010 which did not recur in 2011 and $361,000 of net gains on loans originated for sale in the 2010 fiscal year, compared to $270,000 in fiscal 2010 due to a lower volume of loans sold.

Non-interest Expenses. Non-interest expenses were $8.0 million for the years ended September 30, 2011 and 2010, respectively. Salaries and benefits increased by $147,000, or 3.6%, from $4.1 million in the year ended September 30, 2010 to $4.3 million in the year ended September 30, 2011 as a result of additions to staff including loan officers and an underwriter, higher benefit costs and raises, offset by lower pension cost.

Net occupancy costs were essentially unchanged in the year ended September 30, 2011 compared to 2010. Equipment costs increased by $54,000 in the year ended September 30, 2011 compared to the year ended September 30, 2010 as a result of higher equipment maintenance and repair costs and higher computer costs, including the addition of an online mortgage application system.

Professional fees were $547,000 in the year ended September 30, 2011 and $645,000 in the year ended September 30, 2010, a decrease of $98,000. Professional fees in the year ended September 30, 2010 included higher corporate matter legal fees. Advertising was $90,000 in the year ended September 30, 2011 and $201,000 in the year ended September 30, 2010, a decrease of $111,000 resulting from cost controls and market conditions which led to less retail advertising. The remaining components of non-interest expense were essentially unchanged in the year ended September 30, 2011 compared to 2010.

On February 7, 2011, the FDIC Board approved a final rule that implements a new deposit insurance assessment system for insured depository institutions. The new assessment structure modifies an institution’s current deposit insurance assessment base from adjusted domestic deposits to an institution’s average consolidated total assets minus average tangible equity, as required by the Dodd-Frank Act. Pursuant to the final rule, Tier 1 capital is the measure for tangible equity. Depository institutions with less than $1 billion in assets, such as the Bank, will report average weekly balances during the calendar quarter, unless they elect to report daily averages. The new assessment structure includes revisions to the total base assessment rate schedule by lowering assessment rates, after adjustments, to a range between 2.5 and 9 basis points for depository institutions in the lowest risk category, and 30 to 45 basis points for institutions in the highest risk category. The various adjustments incorporated into the schedule take into account the heightened risk with respect to certain types of funding such as unsecured debt and brokered deposits. The final rule also eliminates the secured liability adjustment and includes a new adjustment requirement for long-term debt held by an insured depository institution where the debt is issued by another insured depository institution. Moreover, the final rule requires an indefinite suspension of dividends whenever the fund reserve ratio exceeds 1.5%. In lieu of dividends, however, the final rule sets out additional rate schedules with progressively lower rates that would go into effect without further action by the FDIC Board when the fund reserve ratio reaches certain milestones. Importantly, the final rule retains the FDIC Board’s flexibility to adopt actual rates that are higher or lower than total base assessment rates without requiring further notice-and-comment rulemaking, but provides that: (1) the FDIC Board cannot increase or decrease rates from one quarter to the next by more than 2 basis points; and (2) cumulative increases and decreases cannot be more than 2 basis points higher or lower than the total base assessment rates. The changes generally became effective as of April 1, 2011 and were reflected in the June 30, 2011 fund balance and the invoices to banks for assessments that were due September 30, 2011. The new assessment system is expected to decrease our non-interest expense going forward.

Income Tax Expense (Benefit). The income tax benefit was $98,000 in the year ended September 30, 2011 compared to a tax expense of $139,000 in 2010. The income tax benefit in the year ended September 30, 2011 includes a reduction in previously recorded tax expense of $177,000 resulting from the change in the Company’s tax year from June 30 to September 30. During the process of converting the Company’s tax year end to coincide with the financial reporting year end, the Company determined that taxes accrued in prior years were overstated by $177,000. The tax expense (benefit) is recorded based on pretax income or (loss), at the statutory rate for federal tax purposes and the higher of the statutory rate or minimum tax rate for state purposes. The effective tax rate in the years ended September 30, 2011 and 2010 was different than the statutory rate as a result of the aforementioned reduction in previously accrued taxes and certain non-deductible expenses.

Management of Market Risk

As a financial institution, the Company’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a significant portion of its assets and liabilities. Fluctuations in interest rates will also affect the market value of interest-earning assets and liabilities, other than those which possess a short-term maturity. Interest rates are highly sensitive to factors that are beyond the Company’s control, including general economic conditions, inflation, changes in the slope of the interest rate yield curve, monetary and fiscal policies of the federal government and the regulatory policies of government authorities. Due to the nature of the Company’s operations, it is not subject to foreign currency exchange or commodity price risk. Instead, the Company’s loan portfolio, concentrated in Westchester County, New York, is subject to the risks associated with the economic conditions prevailing in its market area.

The primary goals of the Company’s interest rate management strategy are to determine the appropriate level of risk given the business strategy and then manage that risk so as to reduce the exposure of the Company’s net interest income to fluctuations in interest rates. Historically, the Company’s lending activities have been dominated by one-to-four family real estate mortgage loans, and in more recent periods, such activities have included increases in non-residential real estate mortgage loans, multi-family and secured commercial loans. The primary source of funds has been deposits, FHLB borrowings, CDARS transactions and brokered certificates of deposit, which have substantially shorter terms to maturity than the loan portfolio. As a result, the Company has employed certain strategies to manage the interest rate risk inherent in the asset/liability mix, including but not limited to limiting terms of fixed rate one-to-four-family mortgage loan originations which are retained in the Company’s portfolio, selling substantially all of the one-to-four family mortgage originations in the secondary market and focusing on investments with short and intermediate term maturities and borrowing term funds from the FHLB.

In addition, the actual amount of time before mortgage loans are repaid can be significantly impacted by changes in mortgage prepayment rates and market interest rates. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates, related mortgage refinancing opportunities and competition. The Company monitors interest rate sensitivity so that it can make adjustments to its asset and liability mix on a timely basis.

Interest Rate Risk

The Company uses a simulation model to monitor interest rate risk. This model reports the net interest income and net economic value at risk under different interest rate environments. Specifically, an analysis is performed of changes in net interest income assuming changes in interest rates, both up and down, from current rates over the three year period following the current financial statements. The changes in interest income and interest expense due to changes in interest rates reflect the interest rate sensitivity of the Company’s interest-earning assets and interest-bearing liabilities. The table below sets forth the latest available estimated changes in net interest income, as of June 30, 2011, that would result from various basis point changes in interest rates over a 12 month period.

Change in Interest Rates In Basis Points (Rate Shock)	Net Interest Income
	Amount	Dollar Change	Percent Change
	(Dollars in thousands)
300	$7,790	$(30)	-0.4%
200	7,849	29	0.4%
100	7,871	51	0.7%
0	7,820	—	0.0%
-100	7,576	(244)	-3.1%

Liquidity and Capital Resources

Liquidity. The Company is required to maintain levels of liquid assets sufficient to ensure the Company’s safe and sound operation. Liquidity is the ability to meet current and future financial obligations of a short-term nature. The Company adjusts its liquidity levels in order to meet funding needs for deposit outflows, payment of real estate taxes from escrow accounts on mortgage loans, repayment of borrowings and loan funding. The Company also adjusts its liquidity level as appropriate to meet its asset/liability objectives.

The Company anticipates that it will have sufficient funds available to meet its current loan and other commitments. As of September 30, 2011, the Company had cash and cash equivalents of $4.3 million and available for sale securities of $59.8 million. At September 30, 2011, the Company has outstanding commitments to originate loans of $6.8 million and $12.3 million of undisbursed funds from approved lines of credit, principally under a homeowners’ equity line of credit lending program. Certificates of deposit scheduled to mature in one year or less at September 30, 2011, totaled $82.4 million. Historically, the Company’s deposit flow history has been that a significant portion of such deposits remain with the Company.

The Company has an Overnight Advance line with the FHLB, of which none was in use at September 30, 2011. The Company’s overall credit exposure at the FHLB, including borrowings under the Overnight Advance line and other term borrowings cannot exceed 50% of its total assets, subject to certain limitations based on the underlying loans and securities pledged as collateral.

Capital Resources. The Company’s primary sources of funds are deposits, the Certificate of Deposit Account Registry Service, or CDARS network, brokered certificates of deposit, amortization and prepayments of loans, FHLB advances, repayments and maturities of investment securities and funds provided from operations. While scheduled loan and mortgage-backed securities amortization and maturing investment securities are a relatively predictable source of funds, deposit flow and loan and mortgage-backed securities repayments are greatly influenced by market interest rates, economic conditions and competition. The Company’s liquidity, represented by cash and cash equivalents and investment securities, is a product of its operating, investing and financing activities. Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments, such as federal funds, available-for-sale securities or cash equivalents and other interest-earning assets. If the Company requires funds beyond its ability to generate them internally, the Company can acquire brokered certificates of deposit, CDARS deposits and draw upon existing borrowing agreements with the FHLB and the Federal Reserve which provide an additional source of funds. At September 30, 2011 and 2010, the Company had $34.4 million and $34.6 million of advances from the FHLB, respectively, CDARS deposits of $8.0 million and $8.0 million, respectively, and brokered deposits of $5 million and none, respectively.

In the year ended September 30, 2011, net cash used for operating activities was $1.9 million, compared to net cash provided by operating activities of $61,000 in 2010. In the years ended September 30, 2011 and 2010, net income of $229,000 and $166,000, respectively included non-cash expenses (consisting of depreciation, amortization, provision for loan losses, deferred taxes and stock-based compensation) of $833,000 and $936,000, respectively. Loans originated for resale used $1.6 million of cash in 2011 and provided $78,000 of cash in 2010.

In the year ended September 30, 2011, investing activities used $3.4 million of cash, compared to $7.9 million in 2010. In the year ended September 30, 2011, net securities investment activities used $3.4 million of cash compared to $2.6 million of cash provided in 2010. Net loan activities provided $91,000 of cash in the year ended September 30, 2011 compared to 2010 where net loan activities used $10.3 million of cash. During the year ended September 30, 2011, normal amortization reduced loan balances by $7.0 million and prepayments reduced loan balances by an additional $23.3 million, while loan originations were $30.1 million. During the year ended September 30, 2010, normal amortization decreased loan balances by $7.5 million and prepayments reduced loan balances by an additional $19.1 million. Additions to premises and equipment used $158,000 and $177,000 of cash in the years ended September 30, 2011 and 2010, respectively.

Net cash provided by financing activities was $6.2 million and $4.0 million in the years ended September 30, 2011 and 2010, respectively. In the 2011 fiscal year, increases in broker and retail deposits provided $6.4 million of cash while, in the 2010 fiscal year, increases in CDARS deposits, net of decreases in retail deposits, provided $3.9 million of cash.

In February 2011, the Company applied for $6.1 million of capital under the U.S. Department of the Treasury Small Business Lending Fund, which provides approved banks with capital by purchasing Tier 1-qualifying preferred stock or equivalents in each bank. In September 2011 the Board of Directors of the Company determined to withdraw its pending application from the Treasury Small Business Lending Fund.

The Company has an Overnight Advance line with the FHLB, of which none was in use at September 30, 2011. The Company’s overall credit exposure at the FHLB, including borrowings under the Overnight Advance line and other term borrowings cannot exceed 50% of its total assets, subject to certain limitations based on the underlying loans and securities pledged as collateral.

The following table sets forth the Bank’s capital position at September 30, 2011, compared to the minimum regulatory capital requirements:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
	(Dollars in thousands)
Total capital (to risk-weighted assets)	$20,143	15.45%	$	≥10,433	≥8.00%	$	≥13,041	≥	10.00%
Core (Tier 1) capital (to risk-weighted assets)	19,321	14.82		—	—		≥7,824		≥6.00
Core (Tier 1) capital (to total adjusted assets)	19,321	7.65		≥10,107	≥4.00		≥12,634		≥5.00
Tangible capital (to total adjusted assets)	19,321	7.65		≥3,790	≥1.50		—		—

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Recent Accounting Pronouncements

See Note 17 to the Consolidated Financial Statements for a summary of recent accounting pronouncements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of the Company have been prepared in accordance with GAAP which generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company’s operations. Unlike industrial companies, the Company’s assets and liabilities are primarily monetary in nature. As a result, the effect of changes in interest rates will have a more significant impact on the Company’s performance than will the effect of changing prices and inflation in general.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

CMS Bancorp, Inc.

White Plains, New York

We have audited the accompanying consolidated statements of financial condition of CMS Bancorp, Inc. and subsidiaries (collectively the “Company”) as of September 30, 2011 and 2010, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years then ended. The Company’s management is responsible for the consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CMS Bancorp, Inc. and subsidiaries as of September 30, 2011 and 2010, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Clark, New Jersey

December 22, 2011

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30,
	2011	2010
	(Dollars in thousands, except per share data)
ASSETS
Cash and amounts due from depository institutions	$717	$818
Interest-bearing deposits	3,587	2,616

Total cash and cash equivalents	4,304	3,434
Securities available for sale	59,762	56,336
Loans held for sale	2,200	557
Loans receivable, net of allowance for loan losses of $1,200 and $1,114, respectively	178,796	179,066
Premises and equipment	2,748	2,945
Federal Home Loan Bank of New York stock	1,904	1,956
Interest receivable	1,064	988
Other assets	2,998	2,103

Total assets	$253,776	$247,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$194,742	$188,306
Advances from Federal Home Loan Bank of New York	34,421	34,578
Advance payments by borrowers for taxes and insurance	774	849
Other liabilities	1,624	1,896

Total liabilities	231,561	225,629

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, authorized shares: 7,000,000; shares issued: 2,055,165; shares outstanding: 1,862,803	21	21
Additional paid-in capital	18,494	18,272
Retained earnings	6,740	6,511
Treasury stock, 192,362 shares	(1,660)	(1,660)
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(1,398)	(1,452)
Accumulated other comprehensive income	18	64

Total stockholders’ equity	22,215	21,756

Total liabilities and stockholders’ equity	$253,776	$247,385

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended September 30,
	2011	2010
	(Dollars in thousands, except per share data)
Interest income:
Loans, including fees	$10,347	$10,219
Securities, taxable	967	1,044
Other interest-earning assets	139	163

Total interest income	11,453	11,426

Interest expense:
Deposits	1,952	2,038
Mortgage escrow funds	28	24
Borrowings, short-term	—	15
Borrowings, long-term	1,687	1,687

Total interest expense	3,667	3,764

Net interest income	7,786	7,662
Provision for loan losses	86	366

Net interest income after provision for loan losses	7,700	7,296

Non-interest income:
Fees and service charges	166	201
Net gain on sale of loans	256	361
Net gain on sale and call of securities	—	457
Other	8	10

Total non-interest income	430	1,029

Non-interest expenses:
Salaries and employee benefits	4,253	4,106
Net occupancy	1,191	1,174
Equipment	729	675
Professional fees	547	645
Advertising	90	201
Federal insurance premium	253	260
Directors’ fees	218	245
Other insurance	80	75
Bank charges	60	72
Other	578	567

Total non-interest expenses	7,999	8,020

Income before income tax expense (benefit)	131	305
Income tax expense (benefit)	(98)	139

Net income	$229	$166

Net income per common share basic and diluted	$0.13	$0.10

Weighted average number of common shares outstanding Basic and diluted	1,704,757	1,698,705

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended September 30,
	2011	2010
	(Dollars in thousands, except per share data)
Net income	$229	$166

Other comprehensive income:
Gross unrealized holding gains on securities available for sale, net of deferred income tax of $(61,000) and $(176,000), respectively	93	267
Gross unrealized holding gains transferred to income on sale or call of securities, net of deferred income tax of $180,000	—	(268)
Retirement plan, net of deferred income tax of $93,000 and $(268,000), respectively	(139)	396

Other comprehensive income (loss)	(46)	395

Comprehensive income	$183	$561

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended September 30, 2011 and 2010

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Unearned ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total
Balance October 1, 2009	$21	$18,045	$6,345	$(1,660)	$(1,507)	$(331)	$20,913

Net income			166				166
Other comprehensive income						395	395

Total comprehensive income							561

ESOP shares committed for release		(9)			55		46
Stock option expense		96					96
Restricted stock award expense		140					140

Balance September 30, 2010	21	18,272	6,511	(1,660)	(1,452)	64	21,756

Net income			229				229
Other comprehensive (loss)						(46)	(46)

Total comprehensive income							183

ESOP shares committed for release		(6)			54		48
Stock option expense		92					92
Restricted stock award expense		136					136

Balance September 30, 2011	$21	$18,494	$6,740	$(1,660)	$(1,398)	$18	$22,215

See notes to consolidated financial statements.

CMS Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net Income	$229	$166
Adjustments to reconcile net income to net cash provided by (used by) operating activities:
Depreciation of premises and equipment	355	351
Amortization and accretion, net	234	308
Provision for loan losses	86	366
Deferred income taxes	118	(371)
ESOP expense	48	46
Stock option expense	92	96
Restricted stock award expense	136	140
Net gain on sale and call of securities	—	(457)
Net gain on sale of loans	(256)	(361)
Loans originated for resale	(13,599)	(16,872)
Proceeds from loans sold	12,212	17,311
(Increase) in interest receivable	(76)	(12)
(Increase) in other assets	(980)	(740)
(Decrease) in accrued interest payable	(211)	(171)
Increase (decrease) in other liabilities	(293)	261

Net cash provided by (used by) operating activities	(1,905)	61

Cash flows from investing activities:
Proceeds from sale and call of securities available for sale	—	18,499
Proceeds from sale of securities held to maturity	—	163
Purchases of securities available for sale	(34,432)	(44,896)
Principal repayments, calls and maturities on securities available for sale	31,018	28,857
Principal repayments on securities held to maturity	—	2
Net (increase) decrease in loans receivable	91	(10,313)
Additions to premises and equipment	(158)	(177)
Redemption (purchase) of FHLB stock	52	(18)

Net cash (used by) investing activities	(3,429)	(7,883)

Cash flows from financing activities:
Net increase in deposits	6,436	3,919
Repayment of long-term advances from Federal Home Loan Bank of N.Y.	(157)	(148)
Net (decrease) increase in payments by borrowers for taxes and insurance	(75)	181

Net cash provided by financing activities	6,204	3,952

Net increase (decrease) in cash and cash equivalents	870	(3,870)
Cash and cash equivalents-beginning	3,434	7,304

Cash and cash equivalents-ending	$4,304	$3,434

Supplemental information
Cash paid during the period for
Interest	$3,878	$3,935

Income taxes	$118	$26

See notes to consolidated financial statements.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Principles of Consolidation

The consolidated financial statements include the accounts of CMS Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Community Mutual Savings Bank (the “Bank”). The Company’s business is conducted principally through the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified in the consolidated financial statements to conform to the current presentation.

Note 2—Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

It is management’s opinion that accounting estimates covering certain aspects of the business have more significance than others due to the relative importance of those areas to overall performance, or the level of subjectivity required in making these estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the potential impairment of Federal Home Loan Bank of New York (“FHLB”) stock, the determination of other-than-temporary impairment on securities, and the assessment of whether deferred taxes are more likely than not to be realized. Management believes that the allowance for loan losses represents its best estimate of losses known and inherent in the loan portfolio that are both probable and reasonable to estimate. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in market and economic conditions in the Company’s market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Management’s determination of whether investments, including FHLB stock, are impaired is based on their assessment of the ultimate recoverability of their cost rather than by recognizing temporary declines in value. Management’s assessment as to the amount of deferred taxes more likely than not to be realized is based upon future taxable income, which is subject to revision upon updated information.

The Company follows Financial Accounting Standards Board (“FASB”) guidance on subsequent events, which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued. This guidance sets forth the period after the balance sheet date during which management of the reporting entity, should evaluate events or transactions that may occur for potential recognition in the financial statements, identifies the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosure that should be made about events or transactions that occur after the balance sheet date. In preparing these consolidated financial statements, the Company evaluated the events that occurred after September 30, 2011 and through the date these consolidated financial statements were issued.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, interest-earning deposits and federal funds sold, all with original maturities of three months or less.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Securities

Investments in debt securities that the Company has the positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt securities not classified as trading securities or as held to maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains and losses, net of applicable income taxes, reported in accumulated other comprehensive income (loss), as a separate component of stockholders’ equity. The Company has no securities classified as held to maturity or trading securities.

Premiums and discounts on all debt securities are amortized or accreted to income by use of the interest method over the estimated remaining period to contractual maturity, or the security call date.

Gains or losses on sales of securities are recognized on the specific identification method.

Individual securities are considered impaired when the fair value of such security is less than its amortized cost. The Company evaluates all securities with unrealized losses quarterly to determine if such impairments are temporary or “other-than-temporary” in accordance with applicable accounting guidance. The Company accounts for temporary impairments based upon security classification as either available for sale or held to maturity. Temporary impairments on available for sale securities are recognized on a tax-effected basis, through other comprehensive income (loss) with offsetting entries adjusting the carrying value of the securities and the balance of deferred income taxes. Temporary impairments of held to maturity securities are not recognized in the consolidated financial statements; however information concerning the amount and duration of impairments on held to maturity securities is disclosed in the notes to the consolidated financial statements.

Other-than-temporary impairments on securities that the Company has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level to, or exceeding amortized cost are recognized in earnings. Otherwise, the other-than-temporary impairment is bifurcated into credit related and noncredit-related components. The credit related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit-related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income (loss).

The Company reviews its investment portfolio on a quarterly basis for indications of impairment. This review includes analyzing the length of time and the extent to which the fair value has been lower than the cost, and the financial condition and near-term prospects of the issuer, including any specific events which may influence the operations of the issuer. The Company also assesses its intent with regard to selling or holding each security as well as any conditions which may require it to sell the security prior to the recovery of fair value to a level which equals or exceeds amortized cost.

Loans Receivable

Loans receivable are carried at unpaid principal balances and net deferred loan origination costs less the allowance for loan losses.

The Company defers loan origination fees and certain direct loan origination costs and accretes net amounts as an adjustment of yield over the contractual lives of the related loans. Unamortized net fees and costs are written off if the loan is repaid before its stated maturity.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Recognition of interest income is discontinued and existing accrued interest receivable is reversed on loans that are more than ninety days delinquent and where management, through its loan review process, feels such loan should be classified as non-accrual. Income is subsequently recognized only to the extent that cash payments are received until the obligation has been brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt, in which case the loan is returned to an accrual status. The past due status of all classes of loans receivable is determined based on the contractual due dates for loan payments.

Allowance for Loan Losses

An allowance for loan and lease losses (“ALLL”) is maintained to absorb losses from the loan portfolio. The ALLL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of non-performing loans.

The Bank’s methodology for determining the ALLL is based on the requirements of the FASB’s Accounting Standards Codification (“ASC”) Sub-Topic 450-20 for loans collectively evaluated for impairment, ASC Section 310-10-35 for loans individually evaluated for impairment, as well as the Interagency Policy Statement on the Allowance for Loan and Lease Losses, and other bank regulatory guidance. The total of the two components represents the Bank’s ALLL.

Loans that are collectively evaluated for impairment are analyzed with general allowances being made as appropriate. For general allowances, historical loss trends and current Federal Deposit Insurance Corporation Uniform Bank Performance Report (“UBPR”) loss experience for the Bank’s Peer Group are used in the estimation of losses in the current portfolio. These historical loss amounts are modified by other qualitative factors.

The classes described above, which are based on the Federal Thrift Financial Report classifications, provide the starting point for the ALLL analysis. Management tracks the historical net charge-off activity at the reporting class level. A historical charge-off factor is calculated utilizing a rolling five year average. In addition, the UBPR Peer Group charge-off factor is determined. The Bank uses a 67% weighting of Bank charge-off experience and a 33% weighting of Peer Group charge-off experience to establish its historical charge-off factor.

“Pass” rated credits are segregated from “Classified” credits for the application of qualitative factors. Management has identified a number of additional qualitative factors that it uses to supplement the historical charge-off factor because these factors are likely to cause estimated credit losses associated with the existing loan pools to differ from historical loss experience. The additional factors that are evaluated quarterly and updated using information obtained from internal, regulatory, and governmental sources are: national and local economic trends and conditions; levels of and trends in delinquency rates and non-accrual loans; trends in volumes and terms of loans; effects of changes in lending policies; experience, ability, and depth of lending staff; value of underlying collateral; and concentrations of credit from a loan type, industry and/or geographic standpoint.

An allowance for loan losses is maintained at a level that represents management’s best estimate of losses known and inherent in the loan portfolio that are both probable and estimable. The allowance is decreased by loan charge-offs, increased by subsequent recoveries of loans previously charged off, and then adjusted, via either a charge or credit to operations, to an amount determined by management to be necessary. Loans or portions thereof are charged off when, after collection efforts are exhausted, they are determined to be uncollectible. Management of the Company, in determining the allowance for loan losses, considers the losses

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

inherent in its loan portfolio and changes in the nature and volume inherent in its loan activities, along with the general economic and real estate market conditions. The Company utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Company maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans.

Such system takes into consideration, among other things, delinquency status, size of loans, and type of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan losses are determined based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management’s judgment. Although management believes that specific and general loan losses are established in accordance with management’s best estimate, actual losses are dependent upon future events and, as such, further additions to the level of loan loss allowances may be necessary.

The segments of the Bank’s loan portfolio are disaggregated to a level that allows management to monitor risk and performance. Loans secured by real estate consist of one-to-four-family, multi-family, non-residential, construction and home equity and second mortgage loans. Substantially all of the commercial loans are secured and consumer loans are principally secured.

Management uses a six category internal risk rating system to monitor the credit quality of the overall loan portfolio that generally follows bank regulatory definitions. Pass graded loans are considered to have average or better than average risk characteristics. They demonstrate satisfactory debt service capacity and coverage along with a generally stable financial position. These loans are performing in accordance with the terms of their loan agreement. The Watch category, a non bank regulatory category, includes assets that, while performing, demonstrate above average risk through a pattern of declining earning trends, strained cash flow, increasing leverage, and/or weakening market fundamentals. The Special Mention category includes assets that are currently protected but exhibit potential credit weakness or a downward trend which, if not checked or corrected, will weaken the Bank’s asset or inadequately protect the Bank’s position. Loans in the Substandard category have a well-defined weakness that jeopardizes the orderly liquidation of the debt. For loans in this category, normal repayment from the borrower is in jeopardy and there is a distinct possibility that a partial loss of interest and/or principal will occur if the deficiencies are not corrected. All loans greater than 90 days past due are considered Substandard. Loans in the Doubtful category have weaknesses inherent in those classified Substandard with the added provision that the weakness makes collection of debt in full, on the basis of current existing facts, conditions, and values, highly questionable and improbable. The portion of any loan that represents a specific allocation of the allowance for loan losses is placed in the special valuation category. Loans that are deemed incapable of repayment where continuance as an active asset of the Bank is not warranted are charged off as a Loss. The classification does not mean that the loan has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off the asset even though partial recovery may be achieved in the future.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Bank has a structured loan rating process with several layers of internal and external oversight. Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as delinquency, bankruptcy, repossession, or death occurs to raise awareness of a possible credit event. The Bank’s Senior Lending Officer is responsible for the timely and accurate risk rating of the loans in the portfolios at origination and on an ongoing basis. The Bank has an experienced outsourced Loan Review function that on a quarterly basis, reviews and assesses loans within the portfolio and the adequacy of the Bank’s

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

allowance for loan losses. Detailed reviews, including plans for resolution, are performed on loans classified as Substandard or Doubtful on a quarterly basis. Loans in the Special Mention and Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

Management evaluates individual loans in all of the segments for possible impairment if the loan is either in nonaccrual status, or is risk rated Substandard or Doubtful. Loans are considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in evaluating impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of any shortfall in relation to the principal and interest owed.

Once the determination has been made that a loan is impaired, the determination of whether a specific allocation of the allowance is necessary is measured by comparing the recorded investment in the loan to the fair value of the loan using one of three methods: (a) the present value of expected future cash flows discounted at the loan’s effective interest rate; (b) the loan’s observable market price; or (c) the fair value of the collateral less selling costs. The method is selected on a loan-by-loan basis, with management primarily utilizing the fair value of collateral method. The evaluation of the need and amount of a specific allocation of the allowance and whether a loan can be removed from impairment status is made on a quarterly basis. The Bank’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The amount of loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. All loans identified as impaired are evaluated independently. The Company does not aggregate such loans for evaluation purposes. A reserve for losses related to unfunded lending commitments is also maintained. This reserve represents management’s estimate of losses inherent in unfunded credit commitments.

Federal Home Loan Bank of New York Stock

The Company’s required investment in the common stock of the FHLB is carried at cost as of September 30, 2011 and 2010.

Management evaluates this common stock for impairment in accordance with the FASB guidance on Accounting by Certain Entities That Lend to or Finance the Activities of Others. Management’s determination of whether this investment is impaired is based on assessment of the ultimate recoverability of the cost of the stock rather than by recognizing temporary declines in value. The determination of whether a decline affects the ultimate recoverability of the cost of the stock is influenced by criteria such as (1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount for the FHLB and the length of time this situation has persisted, (2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, (3) the impact of legislative and regulatory changes on institutions and, accordingly, on the customer base of the FHLB, and (4) the liquidity position of the FHLB. Management believes no impairment charge was necessary related to the FHLB stock as of September 30, 2011.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Transfer of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of the right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Concentration of Risk

The Company’s lending activities are concentrated in loans secured by real estate located in Westchester County, New York and surrounding areas.

Premises and Equipment

Premises and equipment are comprised of land, at cost, and buildings, building improvements, furnishings and equipment and leasehold improvements, at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method over the following estimated useful lives:

Years
Buildings and improvements	10 – 50
Furnishings and equipment	3 – 10
Leasehold improvements	The lesser of useful life or term of lease

Significant renewals and betterments are charged to the property and equipment account. Maintenance and repairs are charged to expense in the year incurred. Rental income is netted against occupancy expenses in the consolidated statements of income.

Advertising

Advertising expense is recognized as incurred.

Income Taxes

The Company and the Bank file a consolidated federal income tax return. Federal income taxes are allocated to the Company and the Bank based upon the contribution of their respective income or loss to the consolidated return. The Company and the Bank file a combined state income tax return.

Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the income tax returns differ from these provisions due principally to temporary differences in the treatment of certain items for financial statement and income tax reporting purposes. Deferred income taxes have been recorded to recognize such temporary differences. The realization of deferred tax assets is assessed and a valuation allowance is provided, when necessary, for that portion of the asset which more likely than not will not be realized.

The Company follows the FASB’s guidance regarding accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This guidance prescribes a recognition threshold and

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

measurement attribute for a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation of the implementation of this guidance, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended September 30, 2011 and 2010. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the years ended September 30, 2011 and 2010. The tax years subject to examination by the taxing authorities are the years ended September 30, 2010, and December 31, 2009 and 2008.

Benefit Plans

The Company has a non-contributory defined benefit pension plan covering all eligible employees. The Company also has a 401(k) retirement plan and an ESOP, both of which are defined contribution plans.

The benefits for the pension plan are based on years of service and employees’ compensation. Prior service costs for the pension plan generally are amortized over the estimated remaining service periods of employees. The Company uses the corridor approach in the valuation of the pension plan which defers all actuarial gains and losses resulting from differences between actual results and economic estimates or actuarial assumptions. For the pension plan, these unrecognized gains and losses are amortized to income when net gains and losses exceed 10% of the greater of the market-value of plan assets or the projected benefit obligation at the beginning of the plan year.

In accordance with FASB’s guidance regarding accounting for defined benefit and other postretirement plans the Company recognizes the over-funded or under-funded status of the defined benefit pension plans as an asset or liability in the consolidated statement of financial condition, with the changes in the funded status recorded through other comprehensive income (loss) in the year in which the change occurs.

Net Income Per Share

Basic net income per share is calculated by dividing the net income by the weighted average number of shares of common stock outstanding. Outstanding stock options were antidilutive and were therefore excluded from common stock equivalents. Unallocated common shares held by the ESOP are not included in the weighted average number of common shares outstanding for purposes of calculating both basic and diluted net income per share until they are committed to be released.

Off-Balance Sheet Credit-Related Financial Instruments

In the ordinary course of business, the Company enters into commitments to extend credit, including commitments under lines of credit. Such financial instruments are recorded when they are funded.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Securities Available for Sale

Securities available for sale as of September 30, 2011 and 2010 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
September 30, 2011
U.S. Government Agencies:
Due after one but within five years	$15,231	$192	$4	$15,419
Due after five years but within ten years	16,307	6	60	16,253
Due after ten years but within fifteen years	4,002	—	—	4,002
Corporate bonds due after five years but within ten years	3,664	141	—	3,805

Municipal bonds:
Due after five years but within ten years	246	—	—	246
Due after ten years but within fifteen years	884	33	—	917
Mortgage-backed securities	18,697	423	—	19,120

	$59,031	$795	$64	$59,762

September 30, 2010
U.S. Government Agencies:
Due after one but within five years	$26,550	$288	$—	$26,838
Due after five years but within ten years	11,753	23	—	11,776
Mortgage-backed securities	17,455	267	—	17,722

	$55,758	$578	$—	$56,336

There were no securities with unrealized losses at September 30, 2010. The age of unrealized losses and fair value of related securities available for sale at September 30, 2011 were as follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
September 30, 2011
U.S. Government Agencies	$12,675	$64	$—	$—	$12,675	$64

	$12,675	$64	$—	$—	$12,675	$64

When the fair value of security is below its amortized cost, and depending on the length of time the condition exists, additional analysis is performed to determine whether an other-than-temporary impairment condition exists. Securities are analyzed quarterly for possible other-than-temporary impairment. The analysis considers (i) whether the Company has the intent to sell the securities prior to recovery and/or maturity and (ii) whether it is more likely than not that the Company will have to sell the securities prior to recovery and/or

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

maturity. Often, the information available to conduct these assessments is limited and rapidly changing, making estimates of fair value subject to judgment. If actual information or conditions are different than estimated, the extent of the impairment of the security may be different than previously estimated, which could have a material effect on the Company’s consolidated financial statements.

The unrealized losses reported on securities at September 30, 2011 relate to three securities issued by U.S. Government Agencies. These unrealized losses were due to changes in interest rates.

All mortgage-backed securities are U.S. Government Agencies backed and collateralized by residential mortgages.

There were no sales of securities available for sale during the year ended September 30, 2011. During the year ended September 30, 2010, proceeds from sales of securities available for sale totaled $18,499,000 and resulted in gross gains of $402,000 and gross losses of $5,000.

Note 4—Loans Receivable

	September 30,
	2011	2010
	(In thousands)
Real estate:
One-to-four-family	$101,064	$123,116
Multi-family	14,283	9,124
Non-residential	30,674	22,259
Construction	309	796
Equity and second mortgages	10,905	9,454

	157,235	164,749
Commercial	22,207	14,255
Consumer	90	386

Total Loans	179,532	179,390
Allowance for loan losses	(1,200)	(1,114)
Net deferred loan origination fees and costs	464	790

	$178,796	$179,066

The following is an analysis of the changes in the allowance for loan losses:

	Years Ended September 30,
	2011	2010
	(In thousands)
Balance—beginning of year	$1,114	$749
Provision charged to operations	86	366
Loans recovered	—	2
Loans charged off	—	(3)

Balance—end of year	$1,200	$1,114

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the primary segments of the loan portfolio as of September 30, 2011:

	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Total
	(In thousands)
Real estate:
One-to-four-family	$6,841	$94,486	$101,327
Multi-family	—	14,319	14,319
Non-residential	—	30,753	30,753
Construction	—	310	310
Home equity and second mortgages	672	10,261	10,933

	7,513	150,129	157,642
Commercial	73	22,191	22,264
Consumer	5	85	90

Total	$7,591	$172,405	$179,996

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of September 30, 2011:

	Impaired Loans with Specific Allowance		Impaired Loans with No Specific Allowance	Total Impaired Loans
	Recorded Investment	Related Allowance	Recorded Investment	Recorded Investment	Unpaid Principal Balance
	(In thousands)
Real estate:
One-to-four-family	$925	$330	$5,956	$6,881	$6,841
Multi-family	—	—	—	—	—
Non-residential	—	—	—	—	—
Construction	—	—	—	—	—
Home equity and second mortgages	—	—	660	660	672

	925	330	6,616	7,541	7,513
Commercial	73	49	—	73	73
Consumer	—	—	5	5	5

Total	$998	$379	$6,621	$7,619	$7,591

At September 30, 2011 and 2010, the Company had loans in the amount of $7.6 million and $2.4 million, respectively, which were considered to be impaired, of which $1.0 million was subject to specific loss reserves of $379,000 at September 30, 2011. None of the impaired loans were subject to specific loss reserves at September 30, 2010. The average balances of impaired loans outstanding during the years ended September 30, 2011 and 2010 were $5.9 million and $1.8 million, respectively. During the year ended September 30, 2011 and 2010, $153,000 and $43,000, respectively, of interest was collected and recognized on these loans and had all such loans been performing in accordance with their original terms, additional interest income of $182,000 and $105,000, respectively, would have been recognized. The Company is not committed to lend additional funds on these non-accrual loans.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents the classes of the loan portfolio summarized by the aggregate Pass (including loans graded Watch) and the classified ratings of Special Mention, Substandard and Doubtful within the internal risk rating system as of September 30, 2011:

	Pass	Special Mention	Substandard	Doubtful	Total
	(In thousands)
Real estate:
One-to-four-family	$96,294	$454	$4,579	$—	$101,327
Multi-family	14,319	—	—	—	14,319
Non-residential	30,753	—	—	—	30,753
Construction	310	—	—	—	310
Home equity and second mortgages	10,323	212	398	—	10,933

	151,999	666	5,056	—	157,642
Commercial	22,190	—	74	—	22,264
Consumer	85	—	5	—	90

Total	$174,274	$666	$5,056	$—	$179,996

Management further monitors the performance and credit quality of the loan portfolio by analyzing the delinquency aging of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonaccrual loans as of September 30, 2011:

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due and Accruing	Non- Accrual	Total Past Due	Total
	(In thousands)
Real estate:
One-to-four-family	$96,984	$—	$534	$—	$3,809	$4,343	$101,327
Multi-family	14,319	—	—	—	—	—	14,319
Non-residential	30,753	—	—	—	—	—	30,753
Construction	310	—	—	—	—	—	310
Home equity and second mortgages	10,403	—	124	—	406	530	10,933

	152,769	—	658	—	4,215	4,873	157,642
Commercial	22,192	—	—	—	72	72	22,264
Consumer	60	—	5	6	19	30	90

Total	$175,021	$—	$663	$6	$4,306	$4,975	$179,996

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At September 30, 2010, nonaccrual loans totaled $2.4 million and loans delinquent ninety days or more and accruing interest, consisting solely of student loans, totaled $2,000. The Company is not committed to lend additional funds on nonaccrual loans at September 30, 2011. Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALLL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALLL. Management utilizes an internally developed spreadsheet to track and apply the various components of the allowance. The following table summarizes the primary segments of the ALLL, segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of September 30, 2011:

	ALLL Balance	Collectively Evaluated for Impairment	Individually Evaluated for Impairment
	(In thousands)
Real estate:
One-to-four-family	$583	$253	$330
Multi-family	29	29	—
Non-residential	92	92	—
Construction	3	3	—
Home equity and second mortgages	31	31	—

	738	408	330
Commercial	459	410	49
Consumer	3	3	—

Total	$1,200	$821	$379

The ALLL is based on estimates, and actual losses will vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALLL that is representative of the risk found in the components of the portfolio at any given date.

Note 5—Premises and Equipment

	September 30,
	2011	2010
	(In thousands)
Land	$179	$179

Buildings and improvements	1,316	1,294
Accumulated depreciation	(560)	(523)

	756	771

Leasehold improvements	1,981	1,944
Accumulated amortization	(675)	(527)

	1,306	1,417

Furnishings and equipment	2,215	2,115
Accumulated depreciation	(1,708)	(1,537)

	507	578

	$2,748	$2,945

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Accrued Interest Receivable

	September 30,
	2011	2010
	(In thousands)
Loans	$782	$803
Securities	282	185

	$1,064	$988

Note 7—Deposits

	September 30,
	2011		2010
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Demand deposits:
Non-interest bearing deposits	$17,183	—	$14,094	—
Interest bearing deposits	29,395	0.71%	32,761	0.80%

	46,578	0.45%	46,855	0.56%
Savings and club deposits	40,284	0.40%	41,320	0.40%
Certificates of deposit	107,880	1.57%	100,131	1.71%

	$194,742	1.06%	$188,306	1.14%

The scheduled maturities of certificates of deposit are as follows:

Years Ending September 30, (In thousands)
2012	$82,443
2013	4,316
2014	1,575
2015	2,892
2016	11,633
Thereafter	5,021

$107,880

The aggregate amount of certificates of deposit with balances of $100,000 or more totaled approximately $59,442,000 and $40,772,000 at September 30, 2011 and 2010, respectively. Deposits in excess of $250,000 are generally not insured by FDIC.

Interest expense on deposits consists of the following:

	Years Ended September 30,
	2011	2010
	(In thousands)
Demand deposits	$218	$288
Savings and club deposits	158	159
Certificates of deposit	1,576	1,591

	$1,952	$2,038

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8—Advances from FHLB

	September 30,
	2011	2010
	(In thousands)
Five year advance, maturing August 15, 2012, with interest payable quarterly at 4.78%	$10,000	$10,000
Five year advance, maturing August 8, 2012, with interest payable quarterly at 4.81%	10,000	10,000
Seven year advance, maturing December 29, 2014, with interest payable quarterly at 3.56%	5,000	5,000
Seven year fixed rate advance with interest at 5.57%, payable in monthly installments of principal and interest of $57,000 with a balloon payment of $8,925,000 on August 8, 2014	9,421	9,579

Total	$34,421	$34,578

A schedule of the Company’s annual principal obligations to the FHLB is as follows:

Year Ending September 30, (In thousands)
2012	$20,166
2013	176
2014	9,079
2015	5,000

$34,421

These FHLB advances are secured by stock of the FHLB in the amount of $1,904,000 and $1,956,000 at September 30, 2011 and 2010, respectively, and a blanket assignment of qualifying loans and securities.

The Company can borrow on an overnight basis from the FHLB, and had no such borrowings as of September 30, 2011 or 2010. The Company’s overall credit exposure at the FHLB cannot exceed 50% of its total assets, subject to certain limitations based on the underlying loan and securities pledged as collateral.

Note 9—Lease Commitments and Total Rental Expense

The Company leases five locations under long-term operating leases. Future minimum lease payments by year and in the aggregate, under non-cancellable operating leases with initial or remaining terms of one year or more, consisted of the following at September 30, 2011 (in thousands):

Years ending September 30,
2012	$602
2013	634
2014	648
2015	620
2016	499
Thereafter	2,685

$5,688

The total rental expense and related charges for all leases for the years ended September 30, 2011 and 2010 was $701,000 and $681,000, respectively.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10—Income Taxes

The Company qualifies as a thrift under the provisions of the Internal Revenue Code and, therefore, was permitted, prior to January 1, 1996, to deduct from federal taxable income an allowance for bad debts based on 8% of taxable income before such deduction, less certain adjustments, subject to certain limitations. Beginning January 1, 1996, the Company, for federal income tax purposes, must calculate its tax bad debt deduction using either the experience or specific charge off method. The New York State tax law permits the Company to deduct 32% of its taxable income before bad debt deduction, subject to certain limitations.

Retained earnings at September 30, 2011 included approximately $1,981,000 of such bad debt deduction for which federal income taxes of approximately $612,000 have not been provided. In addition, deferred New York State taxes of approximately $369,000 have not been provided on bad debt deductions in the amount of $4,100,000. If such amount is used for purposes other than for bad debt losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes (benefit) are as follows:

	Years Ended September 30,
	2011	2010
	(In thousands)
Current income tax expense (benefit):
Federal	$(211)	$351
State	(5)	159

	(216)	510

Deferred income tax expense (benefit):
Federal	96	(249)
State	22	(122)

	118	(371)

	$(98)	$139

The following table reconciles the reported income taxes and the federal income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended September 30,
	2011	Percent of Pretax Loss	2010	Percent of Pretax Loss
	(Dollars in thousands)
Federal income taxes	$45	34.3%	$104	34.0%
State income taxes, net of federal income tax effect	11	8.4%	24	7.9%
Non-deductible stock based compensation	23	17.5%	22	7.2%
Reduction of previously recorded taxes	(177)	(135.1)%	—	—
Other items, net	—	—%	(11)	(3.5)%

Effective Income Taxes	$(98)	(74.8)%	$139	45.6%

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effects of existing temporary differences that give rise to significant portions of net deferred tax assets and liabilities are as follows:

	September 30,
	2011	2010
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$476	$442
Deferred rent	73	77
Net operating loss carryforward	—	275
Contribution carryover	259	270
Benefit plan adjustment (Accumulated Other Comprehensive Income)	278	185
Accrued pension	—	63
Stock based compensation	299	175
Other	145	93

Total Deferred Tax Assets	1,530	1,580

Deferred tax liabilities:
Accrued pension	35	—
Depreciation	124	173
Unrealized gain on securities available for sale	290	229

Total Deferred Tax Liabilities	449	402

Valuation allowance	(259)	(270)

Net Deferred Tax Assets Included in Other Assets	$822	$908

Note 11—Comprehensive Income

Total comprehensive income represents the sum of net income and items of “other comprehensive income or loss” that are reported directly in equity on an after tax basis, such as the net unrealized holding gain or loss on securities available for sale and defined benefit pension plan adjustments. The Company has reported its total comprehensive income in the consolidated statements of comprehensive income changes in stockholders’ equity.

Accumulated other comprehensive income, which is included in stockholders’ equity, consisted of the following:

	September 30,
	2011	2010
	(In thousands)
Net unrealized holding gains on securities available for sale, net of deferred income tax of $(290,000) and $(229,000), respectively	$441	$349
Benefit plan adjustment, net of related deferred taxes of $278,000 and $185,000, respectively	(423)	(285)

	$18	$64

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12—Regulatory Matters

For the purpose of granting eligible account holders a priority in the event of future liquidation, the Bank, at the time of conversion, established a liquidation account in an amount equal to its retained earnings of $8.3 million at September 30, 2006. In the event of a future liquidation of the Bank (and only in such event), an eligible account holder who continues to maintain his or her deposit account shall be entitled to receive a distribution from the special account. The total amount of the special account is decreased (but never increased) in an amount proportionally corresponding to decreases in the deposit account balances of eligible account holders as of each subsequent year end. After conversion, no dividends may be paid to stockholders if such dividends would reduce retained earnings of the converted Bank below the amount required by the special account.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to total assets (as defined). The following table presents a reconciliation of the Bank’s capital based on GAAP and regulatory capital at the dates presented:

	September 30,
	2011	2010
	(In thousands)
GAAP capital:	$19,339	$18,786
Pension liability, net of deferred taxes	423	285
Unrealized (gain) loss on securities available for sale, net of deferred taxes	(441)	(349)

Tier I and tangible capital	19,321	18,722
General valuation allowance	822	1,114

Total Regulatory Capital	$20,143	$19,836

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the Bank’s capital position, compared to the minimum regulatory capital requirements:

	Actual		For Capital Adequacy Purposes				To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount	Ratio
	(Dollars in thousands)
September 30, 2011:
Total capital (to risk-weighted assets)	$20,143	15.45%	$	≥10,433	≥	8.00%	$≥13,041	≥10.00%
Core (Tier 1) capital (to risk-weighted assets)	19,321	14.82		—		—	≥7,824	≥6.00
Core (Tier 1) capital (to total adjusted assets)	19,321	7.65		≥10,107	≥	4.00	≥12,634	≥5.00
Tangible capital (to total adjusted assets)	19,321	7.65		≥3,790	≥	1.50	—	—

September 30, 2010:
Total capital (to risk-weighted assets)	$19,836	17.13%	$	≥9,263	≥	8.00%	$≥11,579	≥10.00%
Core (Tier 1) capital (to risk-weighted assets)	18,722	16.17		—		—	≥6,947	≥6.00
Core (Tier 1) capital (to total adjusted assets)	18,722	7.60		≥9,850	≥	4.00	≥12,313	≥5.00
Tangible capital (to total adjusted assets)	18,722	7.60		≥3,694	≥	1.50	—	—

The Bank continues to meet the requirements to be categorized as “well-capitalized” under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since September 30, 2011 that management believes would change the Bank’s regulatory capital categorization.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Benefit Plans

Pension Plan

The Bank maintains a non-contributory defined benefit pension plan (the “Plan”) covering all eligible employees hired before July 1, 2008. The benefits are based on employees’ years of service and compensation. The Bank’s policy is to fund the Plan annually with at least the minimum contribution deductible and/or allowable for federal income tax purposes. On January 28, 2010, the Board of Directors passed a resolution to suspend the accrual of benefits under the Company’s defined benefit pension plan. The following table sets forth the Plan’s funded status and components of net periodic pension cost:

	September 30,
	2011	2010
	(In thousands)
Change in benefit obligation:
Benefit obligation—beginning of year	$3,612	$3,918
Service cost	—	138
Interest cost	247	268
Actuarial (gain)	(14)	(554)
Benefits paid	(158)	(158)

Benefit obligation—end of year	$3,687	$3,612

Change in plan assets:
Fair value of assets—beginning of year	$2,987	$2,614
Actual return on plan assets	(49)	211
Benefits paid	(158)	(158)
Contributions	301	320

Fair value of assets—end of year	$3,081	$2,987

Reconciliation of funded status:
Accumulated benefit obligation	$3,687	$3,612

Projected benefit obligation	$(3,687)	$(3,612)
Fair value of assets	3,081	2,987

Funded status	$(606)	$(625)

Accrued pension cost included in other liabilities	$(606)	$(625)

	September 30,
	2011	2010
Valuation assumptions
Discount rate	7.00%	7.00%
Expected long-term return on assets	7.00%	7.00%
Rate of compensation increase	0.00%	0.00%

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company expects to recognize approximately $30,000 of net actuarial loss in operations during the year ending September 30, 2012.

	September 30,
	2011	2010
	(In thousands)
Amounts recognized in accumulated other comprehensive loss, pre-tax, consist of:
Net actuarial loss	$(701)	$(470)

	Years Ended September 30,
	2011	2010
	(Dollars in thousands)
Net periodic pension expense
Service cost	$—	$138
Interest cost	247	268
Expected return on assets	(206)	(182)
Amortization of prior service cost	—	20
Amortization of unrecognized net loss	10	63

Total net periodic pension expense	$51	$307

Valuation assumptions:
Discount rate	7.00%	7.00%
Rate of return on long-term assets	7.00%	7.00%
Salary increase rate	0.00%	0.00%

The Plan assets are invested as follows:

	September 30,
	2011	2010
Separate account—Prudential Large Cap Blend / Victory Fund	44%	49%
Guaranteed insurance funds	56%	51%

	100%	100%

The long-term rate of return on assets assumption is set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s actual target allocation of asset classes. Equities and fixed income securities are assumed to earn real rates of return in the ranges of 5.0% to 9.0% and 2.0% to 6.0%, respectively. Additionally, the long-term inflation rate is projected to be 2.5%. When these overall return expectations are applied to the Plan’s target allocation, the result is an expected return of 8.0% to 10.0%.

The Bank intends to maintain the current asset mix and to seek to achieve an optimal risk/reward profile by limiting market exposure to present levels. It is expected to have a 4.0% to 5.0% return from fixed income and a 5.0% to 9.0% rate of return from equities. The overall expected long-term rate of return on Plan assets used was 7.0% for both 2011 and 2010.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair values of the Company’s pension plan assets at September 30, 2011, by asset category (see Note 16 for definition of Levels), are as follows:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
Separate account— Prudential Large Cap Blend /Victory Fund	$1,354	$—	$1,354	$—
Guaranteed investment contract	$1,727	$—	$—	$1,727

At September 30, 2011, expected benefit payments were as follows (in thousands):

Years ending September 30,
2012	$177
2013	191
2014	223
2015	225
2016	225
2017 to 2021	1,517

$2,558

The Bank expects to contribute at least the minimum required contribution of $190,000 to the Plan during the year ended September 30, 2012.

Savings and Investment Plan

The Company has implemented a Savings and Investment Plan (the “Savings Plan”) pursuant to Section 401(k) of the Internal Revenue Code for all eligible employees. Under the Savings Plan, employees may elect to contribute a percentage of their compensation, subject to limits. The Company makes a matching contribution equal to 50% of an employee’s contribution, up to 8.0% of compensation, subject to certain limitations. The Savings Plan expenses for the years ended September 30, 2011 and 2010, amounted to $53,000 and $29,000, respectively.

Employees Stock Ownership Plan (“ESOP”)

The Company established an ESOP for all eligible employees in connection with the public offering of common stock in April 2007. The ESOP used the proceeds of a $1.6 million, 8.0% term loan from the Company to purchase 164,413 shares of Company common stock. The term loan from the Company to the ESOP is payable in annual installments of principal and interest over 30 years commencing on December 31, 2007. The Company intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments on the term loan to the ESOP from the Company. Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as defined by the ESOP, in the year of allocation. As of September 30, 2011 and 2010, the loan had a balance of $1,549,000 and $1,567,000, respectively.

The ESOP is accounted for in accordance with the guidance issued by FASB. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As shares are committed to be released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on unallocated ESOP shares are recorded as a reduction of debt. ESOP compensation expense was $49,000 and $46,000 for the years ended September 30, 2011 and 2010, respectively.

The ESOP shares are summarized as follows:

	September 30,
	2011	2010
Unearned shares	138,381	143,862
Shares committed to be released	4,110	4,110
Shares released	21,922	16,441

Total shares	164,413	164,413

Fair value of unearned shares	$1,121,000	$1,439,000

Note 14—Stock-Based Compensation

At a special meeting of the stockholders of the Company held on November 9, 2007, the stockholders approved the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan (collectively the “Plans”). The Plans authorize the award of up to 205,516 stock options and 82,206 shares of restricted stock. The stock options and restricted stock awarded vest over a five year service period based on the anniversary of the grant date.

Under these plans, the Company has granted shares of restricted stock and options to purchase the Company’s common stock as shown in the following table. The fair value of each stock option grant was established at the date of grant using the Black-Scholes option pricing model and the assumptions shown in the following table:

	November 2009	May 2010	January 2011	April 2011	September 2011
Shares of restricted stock	4,150	2,000	3,008	4,150	2,000
Grant date fair value per share	$7.25	$8.35	$9.20	$8.66	$8.10
Number of stock options	8,300	6,000	—	8,300	6,000
Exercise price	$7.25	$8.35	—	$8.66	$8.10
Fair value per option	$2.49	$4.25	—	$4.05	$3.55
Risk free interest rate	3.37%	3.34%	—	3.39%	2.03%
Volatility factor	24.1%	44.5%	—	37.1%	39.1%
Expected life	7 years	7 years	—	7 years	7 years
Dividends	none	none	—	none	none

The Company expenses, in accordance with FASB guidance, the fair value of all options over their five year vesting periods and expenses the fair value of all share-based compensation granted over the requisite five year vesting periods. In the years ended September 30, 2011 and 2010, the Company recorded an expense of $92,000 and $96,000 respectively relating to stock options and $137,000 and $140,000 respectively relating to the restricted stock. The Company recognized approximately $64,000 and $68,000 of income tax benefits resulting from this expense in the years ended September 30, 2011 and 2010, respectively.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of September 30, 2011 and 2010, there were 30,762 and 39,062 stock options, respectively and 5,197 and 14,355 shares of restricted stock, respectively, remaining available for future awards under the Plans. Stock options and restricted stock awarded under the Plans vest over five years, at the rate of 20% per year.

The following is a summary of the status of the Company’s non-vested restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at October 1, 2009	49,361	$10.12
Granted	6,150	$7.61
Vested	(12,940)	$10.12

Non-vested at September 30, 2010	42,571	$9.76
Granted	9,158	$8.72
Vested	(13,370)	$9.89

Non-vested at September 30, 2011	38,359	$9.46

Expected future compensation expense relating to the 38,359 non-vested restricted shares outstanding at September 30, 2011 is $245,000 over a weighted average period of 2.5 years. The following is a summary of stock option activity:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance at October 1, 2009	152,154	$10.12	8.2 years
Granted	14,300	$7.71	10.0 years

Balance at September 30, 2010	166,454	$9.92	7.4 years
Granted	14,300	$8.42	10.0 years
Forfeited	(6,000)	$10.12	10.0 years

Balance at September 30, 2011	174,754	$9.78	6.6 years

Exercisable at September 30, 2011	89,352	$10.07	6.2 years

Shares issued upon exercise of stock options will be issued from treasury stock or from previously unissued shares. As of September 30, 2011, the Company had 192,362 shares of treasury stock. Expected future compensation expense relating to the 174,754 vested and non-vested options outstanding at September 30, 2011 is $177,000 over a weighted average period of 1.6 years.

At September 30, 2011 and 2010, the stock options outstanding had an intrinsic value of $7,000 and $33,000, respectively, and stock options exercisable an intrinsic value of $1,000 at September 30, 2011. At September 30, 2010, the stock options exercisable had no intrinsic value.

Note 15—Commitments and Contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. The Company has the following outstanding commitments:

	September 30
	2011	2010
	(In thousands)
Commitments to originate loans, expiring in three months or less	$6,819	$8,770
Commitments under homeowners’ equity lending program	8,172	9,087
Commitments under overdraft protection and commercial lines of credit	4,078	2,222

Total	$19,069	$20,079

At September 30, 2011, of the $6,819,000 in outstanding commitments to originate loans, $6,127,000 were at fixed rates ranging from 3.58% to 6.75%, and $692,000 were adjustable rates with initial rates ranging from 3.88% to 6.75%.

At September 30, 2010, of the $8,770,000 in outstanding commitments to originate loans, $2,604,000 were at fixed rates ranging from 3.75% to 6.75%, and $6,165,000 were adjustable rates with initial rates ranging from 3.25% to 7.0%.

At September 30, 2011 and 2010, undisbursed funds from approved lines of credit under a homeowners’ equity lending program totaled $8,172,000 and $9,087,000, respectively. Interest rates are either fixed (ranging from 6.75% to 7.63% at September 30, 2011) or variable, based on the prime rate or prime minus 25 basis points adjusted on a monthly basis (ranging from 3.0% to 6.0% at September 30, 2011). At September 30, 2011 and 2010, unused overdraft protection and commercial lines of credits were $4.1 million and $2.2 million, respectively. Unless specifically cancelled by notice from the Company, these funds represent firm commitments available to the respective borrowers on demand.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held consists primarily of residential real estate, but may include income-producing commercial properties.

The Company also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Company, in the ordinary course of business, becomes a party to litigation from time to time. In the opinion of management, the ultimate disposition of such litigation is not expected to have a material adverse effect on the financial position or results of operations of the Company.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16—Fair Value Measurements and Fair Value of Financial Instruments

U.S. GAAP has established a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon internally developed models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality and counterparty creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company’s valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective value or reflective of future values. While management believes the Company’s valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

In addition, the guidance requires the Company to disclose the fair value for financial assets on both a recurring and non-recurring basis.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For financial assets measured at fair value on a recurring (available for sale securities) and non-recurring basis (impaired loans subject to specific valuation allowances), the fair value measurements by level within the fair value hierarchy at September 30, 2011 and 2010 are summarized below:

Description	Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In thousands)
September 30, 2011
Securities available for sale:
U.S. Government Agencies	$35,674	$—	$35,674	$—
Corporate bonds	3,805	—	3,805	—
Municipal bonds	1,163	—	1,163	—
Mortgage-backed securities	19,120	—	19,120	—
Impaired loans subject to specific valuation allowances	619	—	—	619

September 30, 2010
Securities available for sale:		$—		$—
U.S. Government Agencies	$38,614		$38,614
Mortgage-backed securities	17,722		17,722

The following methods and assumptions were used to estimate the fair value of each class of financial instruments at September 30, 2011 and 2010:

Cash and Cash Equivalents, Interest Receivable and Interest Payable. The carrying amounts for cash and cash equivalents, interest receivable and interest payable approximate fair value because they mature in three months or less.

Securities. The fair value for debt securities, both available for sale and held to maturity are based on quoted market prices or dealer prices (Level 1), if available. If quoted market prices are not available, fair values are determined by obtaining matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

Loans Receivable. The fair value of loans receivable is estimated by discounting the future cash flows, using the current market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

Loans Held for Sale. Loans held for sale are carried at estimated fair value in the aggregate, determined based on actual amounts subsequently realized after the balance sheet date, or estimates of amounts to be subsequently realized, based on actual amounts realized for similar loans.

Deposits. The fair value of demand, savings and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using market rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

Advances from FHLB. Fair value is estimated using rates currently offered for advances of similar remaining maturities.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commitments to Extend Credits. The fair value of commitments to fund credit lines and originate or participate in loans is estimated using fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest and the committed rates. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, was not considered material at September 30, 2011 or 2010.

The carrying amounts and estimated fair values of financial instruments are as follows:

	September 30,
	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial assets
Cash and cash equivalents	$4,304	$4,304	$3,434	$3,434
Securities available for sale	59,762	59,762	56,336	56,336
Loans held for sale	2,200	2,200	557	557
Loans receivable	178,796	201,770	179,066	201,882
Accrued interest receivable	1,064	1,064	988	988
Financial liabilities
Deposits	194,742	196,191	188,306	196,898
FHLB Advances	34,421	36,980	34,578	38,121
Accrued interest payable	267	267	478	478
Commitments to extend credit	—	—	—	—

Limitations

The fair value estimates are made at a discrete point in time based on relevant market information about the financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, the foregoing estimates may not reflect the actual amount that could be realized if all of the financial instruments were offered for sale.

In addition, the fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to value the anticipated future business and the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment and advances from borrowers for taxes and insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 17—Recent Accounting Pronouncements

The FASB issued guidance (Accounting Standards Update (“ASU”) 2010-20) regarding disclosures about the credit quality of financing receivables including loans and the allowance for credit losses. This guidance requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators. Both new and existing disclosures must be disaggregated by portfolio segment or class. The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure. The adoption of this new standard did not have a material impact on the Company’s consolidated financial statements.

In January 2011, the FASB issued guidance (ASU No. 2011-01) which indefinitely deferred disclosures about troubled debt restructurings. In April 2011, the FASB issued guidance (ASU No. 2011-02) which provides additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring within the scope of ASC Subtopic 310-40, Receivables – Troubled Debt Restructurings by Creditors. ASU 2011-02 changed the effective date of the disclosures from “indefinite” to interim and annual periods beginning on or after June 15, 2011 and should be applied retrospectively to the beginning of the annual period of adoption. The adoption of this guidance did not affect the Company’s consolidated financial position or results of operations.

The FASB issued guidance (ASU 2009-16) amending the Accounting Standards Codification to improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This guidance was effective at the start of our fiscal year beginning after October 1, 2010. The adoption of this guidance has not had any impact on the Company’s consolidated financial statements, but may have an impact in future periods.

The FASB issued Accounting Standards Update (ASU) No. 2011-05 Comprehensive Income, which has eliminated the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity and will require it be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU will be applied retrospectively for public entities, effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The adoption of this new standard is not expected to have a material impact on the Company’s consolidated financial statements.

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18—Parent Only Financial Information

The following are the financial statements of the Company (Parent only) as of and for the years ended September 30, 2011 and 2010.

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

	September 30,
	2011	2010
Assets
Cash and cash equivalents	$356	$81
Investment in Bank	19,339	18,786
Loans receivable	735	1,062
ESOP loan receivable	1,549	1,567
Other assets	270	296

Total assets	$22,249	$21,792

Liabilities and stockholders’ equity
Other liabilities	$34	$36
Stockholders’ equity	22,215	21,756

Total liabilities and stockholders’ equity	$22,249	$21,792

CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended September 30,
	2011	2010
Interest income	$194	$211
Equity in income of Bank	323	290

Total income	517	501
Other non-interest expenses	349	416

Income before income tax (benefit)	168	85
Income tax (benefit)	(61)	(81)

Net income	$229	$166

CMS Bancorp, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$229	$166
Equity in income loss of Bank	(323)	(290)
Decrease (increase) in other assets	26	(102)
(Decrease) increase in other liabilities	(2)	15

Net cash used by operating activities	(70)	(211)

Cash flows from investing activities:
Net decrease in loan receivable	327	412
Decrease in ESOP loan receivable	18	17
Capital contributed to Bank	—	(1,000)

Net cash provided by (used by) investing activities	345	(571)

Net increase (decrease) in cash and cash equivalents	275	(782)
Cash and cash equivalents—beginning of period	81	863

Cash and cash equivalents—end of period	$356	$81

Note 19—Transactions with Officers and Directors

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its officers, directors, and their immediate families (commonly referred to as “related parties”), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-related parties. These persons were indebted to the bank for loans totaling $1,005,000 and $890,000 at September 30, 2011 and 2010, respectively. During the year ended September 30, 2011, $158,000 of new loans were made to and $43,000 of repayments were made by related parties. During the year ended September 30, 2010, no new loans were made and $12,000 of repayments were made.

ANNUAL MEETING OF SHAREHOLDERS OF

CMS BANCORP, INC.

To Be Held on Thursday, February 23, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=15310

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■ 20330300000000001000 2	022312

The Board of Directors unanimously recommends a vote FOR the nominees named in Item 1,

a vote FOR the proposal in Item 2, and a vote FOR the proposal in Item 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

					FOR	AGAINST	ABSTAIN
1. Election of the three Directors for a term of office to expire in 2015 or until their successors are elected and qualified.				2. Ratify the appointment of ParenteBeard LLC as CMS Bancorp, Inc.’s independent registered public accounting firm for the fiscal year ending September 30, 2012.	☐	☐	☐

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O William P. Harrington O Susan A. Massaro O Matthew G. McCrosson		3. Approval of an advisory proposal regarding the compensation paid to CMS Bancorp’s named executive officers (the “Say on Pay” proposal).	FOR ☐	AGAINST ☐	ABSTAIN ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement for the Annual Meeting of Shareholders dated January 11, 2012.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
				I Will Attend Annual Meeting.	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

0	■

CMS BANCORP, INC.

This Proxy is solicited on behalf of the Board of Directors of CMS Bancorp, Inc.

for the Annual Meeting of Shareholders to be held on February 23, 2012.

The undersigned shareholder of CMS Bancorp, Inc. hereby appoints Thomas G. Ferrara and Cheri R. Mazza, and each of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of CMS Bancorp, Inc. held of record by the undersigned on January 4, 2012, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on February 23, 2012 at 3:00 p.m., Eastern time, at the Crowne Plaza Hotel, located at 66 Hale Avenue, White Plains, New York 10601, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated January 11, 2012, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees listed in Item 1, FOR the proposal listed in Item 2, and FOR the proposal listed in Item 3.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

■	14475 ■